      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 25, 2000


                      REGISTRATION STATEMENT NO. 333-37004


                               AMENDMENT NO. 1 TO
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      -----------------------------------

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      -----------------------------------

                             RATEXCHANGE CORPORATION
                      (Formerly NetAmerica.com Corporation)
             (Exact name of registrant as specified in its charter)

              DELAWARE                                7370                              11-2936371
   (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)          Classification Code Number)              Identification No.)

                          185 BERRY STREET, SUITE 3515
                         SAN FRANCISCO, CALIFORNIA 94107
                                 (415) 371-9800
               (Address, including zip code, and telephone number,
              including area code, of principal executive offices)
              ----------------------------------------------------

                                  DONALD SLEDGE
                             CHIEF EXECUTIVE OFFICER
                             RATEXCHANGE CORPORATION
                          185 BERRY STREET, SUITE 3515
                         SAN FRANCISCO, CALIFORNIA 94107
                                 (415) 371-9800
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
               --------------------------------------------------

                                   COPIES TO:
                                  DAWN M. CALL
                              SNELL & WILMER L.L.P.
                        15 WEST SOUTH TEMPLE, SUITE 1200
                           SALT LAKE CITY, UTAH 84101
                                 (801) 257-1900
                        --------------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                         CALCULATION OF REGISTRATION FEE
------------------------ --------------------- --------------------- --------------------- ---------------------
TITLE OF EACH CLASS OF       AMOUNT TO BE        PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
   SECURITIES TO BE         REGISTERED(2)         OFFERING PRICE          AGGREGATE            REGISTRATION
     REGISTERED(1)                                  PER UNIT           OFFERING PRICE              FEE(5)
------------------------ --------------------- --------------------- --------------------- ---------------------
 Common Stock, $.0001         6,500,475               $ 9.59(3)          $62,339,555(3)         $ 16,458
       par value                137,630               $ 6.00(4)             $825,780(4)             $218
                                Shares
======================== ===================== ===================== ===================== =====================


(1) This registration statement covers the resale by certain selling stockholders of up to an aggregate of 6,638,105 shares of common stock, $.0001 par value, of RateXchange Corporation, 3,773,062 shares of which were previously acquired by the selling stockholders and 2,865,043 shares of which may be acquired by such selling stockholders upon exercise of presently outstanding warrants and/or options to purchase common stock.

(2) In the event of a stock split, stock dividend or similar transaction involving RateXchange's common stock, to prevent dilution, the number of shares registered will be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the bid and asked price of the Company's securities of the same class on the OTC Bulletin Board as of May 9, 2000.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the closing price of the Company's securities of the same class as reported by the American Stock Exchange as of July 19, 2000.


(5) The registration fee was paid as follows: $16,458 in May 2000 for the registration of 6,500,475 shares and $218 in July 2000 for the registration of 137,630 shares.


        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

PROSPECTUS

185 Berry Street, Suite 3515
San Francisco, California 94107
(415) 371-9800


                               [RATEXCHANGE LOGO]

                                   CORPORATION


                          6,638,105 SHARES COMMON STOCK




        With this prospectus, the selling stockholders identified in this prospectus are offering up to 6,638,105 shares of our common stock.


        The selling stockholders may sell these shares through public or private transactions, at prevailing market prices or at privately negotiated prices. The selling stockholders will receive all of the net proceeds from the sale of the shares offered with this prospectus. The selling stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of those shares. We will not receive any proceeds from the sale of the shares.

             BEFORE PURCHASING ANY OF THE SHARES, YOU SHOULD CONSIDER VERY CAREFULLY THE INFORMATION PRESENTED UNDER THE CAPTION "RISK FACTORS" ON PAGE 3 OF THIS PROSPECTUS.


        Our common stock is traded on the American Stock Exchange under the symbol "RTX." On July 18, 2000, the closing price for our common stock on the American Stock Exchange was $6.00.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



              THE DATE OF THIS PROSPECTUS IS JULY 25, 2000.

================================================================================


We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current only as of its date.

                                 _______________

                                TABLE OF CONTENTS

                                                                      Page
                                                                      ----
PROSPECTUS SUMMARY ..............................................       5
RISK FACTORS ....................................................       6
CAUTIONARY NOTICE REGARDING FORWARD-LOOKING
STATEMENTS ......................................................      12
USE OF PROCEEDS .................................................      13
SELLING STOCKHOLDERS ............................................      14
PLAN OF DISTRIBUTION ............................................      19
DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED .........      20
BUSINESS ........................................................      21
PROPERTIES ......................................................      28
LEGAL PROCEEDINGS ...............................................      28
MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS .............................................      28
SELECTED CONSOLIDATED FINANCIAL DATA ............................      29
SUPPLEMENTARY FINANCIAL INFORMATION .............................      30
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS ...................      31
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT
MARKET RISK .....................................................      35
MANAGEMENT ......................................................      37
EXECUTIVE COMPENSATION ..........................................      41
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION ...................................................      44
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT ......................................................      45
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
ABOUT THIS PROSPECTUS ...........................................      47
WHERE YOU CAN FIND MORE INFORMATION .............................      49
LEGAL MATTERS ...................................................      49
EXPERTS .........................................................      49


                                6,638,105 Shares
                                of Common Stock

                             RATEXCHANGE CORPORATION




                                  ____________

                                   PROSPECTUS
                                  ____________







================================================================================

                               PROSPECTUS SUMMARY


        You should read this summary together with the more detailed information and financial statements and notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters set forth in "Risk Factors."

THE COMPANY


        RateXchange Corporation is a pioneer in the development of business-to-business e-commerce for the telecommunications industry. We are a development stage company seeking to develop new transaction services for the estimated $1 trillion international market for telecommunications services. We focus on developing, operating and maintaining liquid, efficient and automated online market services to trade bandwidth and other telecommunications products. In February 2000, we announced the launch of the RateXchange Real-Time Bandwidth eXchange. We believe RTBX is the first online exchange specializing in telecommunication bandwidth as a tradeable commodity. During June 2000, we also announced the commencement of another service called RateXchange CustomAuctions for buying and selling of other telecommunications products and services.

        We were incorporated in Delaware in 1987. Our principal executive offices are located at 185 Berry Street, Suite 3515, San Francisco, California 94107, and our telephone number is (415) 371-9800.

THE OFFERING



Common stock offered by RateXchange Corporation.......      0 shares

Common stock offered by the selling stockholders......      6,638,105 shares

Common stock to be outstanding after this offering....      20,276,217 shares

Use of proceeds.......................................      We will not receive any proceeds from
                                                            the sale of common stock by the
                                                            selling stockholders

American Stock Exchange symbol........................      RTX




        The foregoing information is based upon shares outstanding as of July 18, 2000. The common stock offered by the selling stockholders includes 3,773,062 shares that were previously acquired by the selling stockholders and 2,865,043 shares that may be acquired by the selling stockholders upon exercise of presently outstanding warrants and/or options to purchase common stock. Except as otherwise noted, the shares outstanding on July 18, 2000 do not include shares issuable upon exercise of any additional outstanding stock options and warrants.


        We are registering the shares offered hereby to satisfy various obligations to the selling stockholders to register their resale of our common stock.

                                  RISK FACTORS

You should carefully consider the following risks before you decide to buy our securities. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. As a result, the trading price of our securities could decline, and you may lose all or part of the money you paid to buy our securities.

AS A DEVELOPMENT STAGE COMPANY WITH A LIMITED OPERATING HISTORY IN A NEW AND RAPIDLY CHANGING INDUSTRY, IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS.

        We are a development stage company with a limited operating history. Our activities to date, including the activities of our predecessor, have concentrated on:

            - offering a free online lead-generation service in order to build clientele and educate potential exchange participants about the benefits of online trading; and

            - planning and developing our online exchange for trading bandwidth and other telecommunications products.

        Accordingly, we have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the early stage of development, particularly companies in new and rapidly evolving markets such as online commerce. There can be no assurance that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business and results of operations.

OUR SUCCESS DEPENDS ON OUR ABILITY TO SUCCESSFULLY DEVELOP OUR ONLINE EXCHANGE, SECURE PARTICIPATION IN THE EXCHANGE AND CONNECT PARTICIPANTS TO OUR NETWORK.

        Our online exchange is still in the early stages of continued development and implementation and, as such, is subject to the inherent risks involved in the development and implementation of an integrated hardware and software application.

        The success of our online exchange is dependent upon the creation of a network of physically interconnected users. Prior to trading on the exchange, users must connect to our network at one of our delivery hubs. We currently do not own any delivery hub equipment or other infrastructure necessary to interconnect users. Instead, we plan to lease switching capacity from one or more providers. There is a risk that we will not be able to identify suitable switching facilities, or even if we do identify such facilities, we may not be able to enter into contractual arrangements on favorable terms, if at all.

        Although we have established a timetable for the full launch of our online exchange, we may need additional time and substantially more resources than anticipated to develop the website and configure the necessary infrastructure in multiple cities. Setbacks or delays in the development of the online exchange would have a material adverse impact on our business and results of operations.

        The success of our business depends on our ability to attract users to our online exchange. While we have identified target users, there can be no assurance that we will be able to secure their participation in the exchange. Users must agree to physically connect their systems to our network. In addition, we do not presently have commitments from any of the members of our free online lead-generation service to participate in the fee-based online exchange, and therefore, there can be no assurance that any such members will use the online exchange.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE, AND WE MAY NEVER ACHIEVE PROFITABILITY.

        At March 31, 2000, our accumulated deficit since inception was $(19,266,121). For the three months ended March 31, 2000, we incurred net losses of $(10,575,071). We have incurred a net loss in each year of our existence, and have financed our operations primarily through sales of equity securities. Our expense levels are high and our revenues nonexistent. We expect to incur net losses for the foreseeable future. We may never achieve or sustain significant revenues or profitability on a quarterly or annual basis in the future.

IF OUR ONLINE EXCHANGE DOES NOT ACHIEVE COMMERCIAL ACCEPTANCE, OUR RESULTS WILL SUFFER.

        We will rely primarily on a single source (fees and commissions from transactions facilitated on the online exchange) for our revenues for the foreseeable future. Online trading of telecommunications bandwidth and minutes currently has only a limited market acceptance. As a result, our future ability to gain commercial acceptance of our online exchange is critical to our success. Any failure to successfully gain commercial acceptance of our online exchange would not only have a material adverse impact on our business and results of operation but also on our ability to seek additional revenue opportunities.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

        The market for online bandwidth and minutes trading services is new, rapidly evolving and very competitive, as are the online commerce and business-to-business e-commerce markets generally. We expect competition in this market to intensify in the future. Several of our existing competitors, such as Band-X, Enron, Arbinet and InterXion currently operate online exchanges and have established customer bases. Our ability to compete with them will depend largely upon our ability to capture market share by obtaining sufficient participants for our online exchange.

        In addition, we compete with all companies who trade, broker or otherwise assist in the buying and selling of telecommunications bandwidth and minutes. Therefore, we currently or potentially compete with a variety of other companies, including established clearinghouses, lead-generation services and traditional offline brokers. We are aware of established clearinghouses, such as GRIC, ITXC and AT&T Global Clearinghouse, that aggregate supply and demand and contract directly with buyers or sellers, rather than facilitate trades. Many established companies, such as Band-X, Min-X, Asia Capacity Exchange and Cape Saffron offer lead-generation services which provide opportunities for buyers and sellers to identify trading opportunities through online listings. Barriers to entry in the lead-generation category are minimal, as current and new competitors can launch sites at a relatively low cost. Traditional offline brokers act as agents for buyers and sellers of bandwidth for a commission and have the advantage of established industry practices and industry contacts. The increased use and acceptance of any other method of facilitating the buying and selling of excess telecommunications bandwidth and minutes may adversely impact the commercial viability of our online exchange.

        Large telecommunications companies such as AT&T and MCI Worldcom have the ability and resources to compete in the online bandwidth and minutes trading services market if they choose to do so, including launching their own online exchanges or offering clearinghouse and other trading services. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. In addition, a number of these competitors may combine or form strategic partnerships. As a result, our competitors may be able to offer, or bring to market earlier, products and services that are superior to our own in terms of features, quality, pricing or other factors. Our failure to compete successfully with any of these companies could have a material adverse impact on our business and results of operations.

        Increased pressure created by any present or future competitors, or by our competitors collectively, could have a material adverse effect on our business and results of operations. Increased competition may result in reduced commissions and loss of market share. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on our business and results of operations. There can be no assurance that we will be able to compete successfully against current and future competitors. In addition, new technologies and the expansion of existing technologies may increase the competitive pressures on us.

WE MAY BECOME SUBJECT TO REGULATION BY THE COMMODITY FUTURES TRADING COMMISSION DEPENDING ON THE TYPES OF PRODUCTS AND SERVICES WE EVENTUALLY INTRODUCE.

        We propose to develop an online exchange for trading spot and forward contracts for the purchase or sale of bandwidth and other telecommunications products. Spot contracts for the near term delivery of a commodity are not subject to regulation by the Commodity Futures Trading Commission. Forward contracts, which impose binding obligations for the deferred delivery of a commodity between commercial parties, also are excluded from the CFTC's jurisdiction. We currently intend to operate our online exchange in a manner consistent with existing regulatory guidance concerning transactions and services that are not subject to regulation by the CFTC.

        The Commodity Exchange Act provides that futures contracts may only be entered into on an exchange that has been designated by the CFTC as a contract market. If we elected in the future to provide trading and/or clearing services for futures contracts and options on futures contracts, we would have to apply to the CFTC for designation as a contract market. The contract market designation process is complicated, time consuming and expensive. We cannot assure that we could satisfy all of the regulatory requirements applicable to obtaining designation as a contract market or predict how long the process would take.

        Contract markets must comply on an ongoing basis with numerous regulatory requirements. Those requirements currently include submitting all proposed rules and contracts, and proposed changes to existing rules and contracts, to the CFTC for prior review and approval, implementing and enforcing disciplinary rules and submitting reports to the CFTC on, among other things, trading volume, open contracts and prices.

        The CFTC has never determined whether some or all swap agreements are futures contracts. Nevertheless, depending on the type of trading and/or clearing services that we elected in the future to provide for swap agreements, we may need to request an exemption from the CFTC from the requirement that futures contracts and options on futures contracts only be traded on a CFTC-designated contract market. The CFTC is under no obligation to reach a decision within a certain period or to grant an exemption.

        Future regulatory changes also could affect our operations. Pending regulatory proposals, if they become law, may remove some of the obstacles to our providing trading and/or clearing services for swap agreements involving telecommunications products. Some of those proposals still would subject possible future services to CFTC regulation. We are unable to predict at this time, however, whether pending regulatory proposals, if enacted, would have an affect on our ability to offer trading and/or clearing services for swap agreements, futures contracts and options on futures contracts involving telecommunications products.

WE ARE DEPENDENT ON THE CONTINUED GROWTH OF ONLINE COMMERCE AND THE ACCEPTANCE BY USERS OF THE INTERNET AS A MEANS FOR TRADING EXCESS BANDWIDTH AND MINUTES.

        Our future revenues and profits are substantially dependent upon the widespread acceptance and use of the Internet and online services as an effective medium of commerce by businesses. Rapid growth in the use of and interest in the Internet and online services is a recent phenomenon, and there can be no assurance that acceptance and use will continue to develop or that a sufficiently broad base of businesses or customers will adopt, and continue to use, the Internet and online services as a medium of commerce.

        Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty. We will rely on customers who have historically used traditional offline means of commerce to buy and sell excess telecommunications bandwidth and minutes. For us to be successful, these customers must accept and utilize novel ways of conducting business and exchanging information over the Internet.

        Critical issues concerning the commercial use of the Internet, such as ease of access, security, reliability, cost and quality of service, remain unresolved and may affect the growth of Internet use or the attractiveness of conducting commerce online. In addition, the Internet and online services may not be accepted as a viable commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. To the extent that the Internet and online services continue to experience significant growth, there can be no assurance that the infrastructure of the Internet and online services will prove adequate to support increased user demands. In addition, the Internet or online services could lose their viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet or online service activity. Changes in or insufficient availability of telecommunications services to support the Internet or online services also could result in slower response times and adversely affect usage of the Internet and online services generally and us in particular. If use of the Internet and online services does not continue to grow or grows more slowly than expected, if the infrastructure for the Internet and online services does not effectively support growth that may occur, or if the Internet and online services do not become a viable commercial marketplace, we would be materially adversely affected.

WE FACE ONLINE COMMERCE SECURITY RISKS.

        We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as bank account or credit information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by us to protect transaction data. Any compromise of our security could have a material adverse effect on us and our reputation. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. To the extent that our activities or those of third party contractors involve the storage and transmission of proprietary information, such as bank account or credit information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability which could have a material adverse impact on our business and results of operations.

OUR OPERATING RESULTS COULD BE IMPAIRED IF WE ARE OR BECOME SUBJECT TO BURDENSOME GOVERNMENTAL REGULATION OF ONLINE COMMERCE.

        We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, including e-commerce companies. However, due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as:

            -   user privacy,

            -   pricing,

            -   content,

            -   copyrights,

            -   distribution, and

            -   characteristics and quality of products and services.

        The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have an adverse effect on our business and results of operations. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve.

        We plan to facilitate transactions between numerous customers residing in various states and foreign countries, and such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. Our failure to qualify as a foreign corporation in a jurisdiction where it is required to do so could subject us to taxes and penalties. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business and results of operations.

WE MAY FACE LIABILITY FOR INFORMATION RETRIEVED FROM OUR WEBSITE.

        Due to the fact that material may be downloaded from our website and subsequently distributed to others, there is a potential that claims may be made against us for negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on our business and results of operations.

WE ARE AT RISK OF CAPACITY CONSTRAINTS AND FACE SYSTEM DEVELOPMENT RISKS.

        The satisfactory performance, reliability and availability of our online exchange and the related network infrastructure are critical to our reputation and our ability to attract and retain users and maintain adequate customer service levels. Our revenues depend on the number of users of our online exchange and the volume of trading that the exchange facilitates. Any system interruptions that result in the unavailability of our website or reduced performance of the online exchange could reduce the volume of bandwidth traded and the attractiveness of our website as a means for such trading.

        As a start-up venture, we expect to experience system interruptions, which may continue to occur from time to time. There may be a significant need to upgrade the capacity of our website in order to handle thousands of simultaneous users and transactions. Our inability to add additional software and hardware or to develop and upgrade further our existing technology, transaction-processing systems or network infrastructure to accommodate increased traffic on our online bandwidth exchange or increased trading volume through our online trading or transaction-processing systems may cause unanticipated system disruptions, slower response times, degradation in levels of customer service and impaired quality and speed of trade processing, any of which could have a material adverse effect on our business and results of operations.

OUR BUSINESS AND OPERATIONS WOULD SUFFER IN THE EVENT OF SYSTEM FAILURES.

        Our ability to successfully facilitate bandwidth trades and provide high-quality customer service, largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. We do not have a formal disaster recovery plan and carry only limited business interruption insurance to compensate us for losses that may occur. Despite the implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. In addition, we rely on online trading software developed by third parties. Disruptions or failures in the online trading software systems, or the occurrence of any of the other foregoing system disruptions, could have a material adverse effect on our business and results of operations.

IF WE DO NOT RESPOND EFFECTIVELY TO TECHNOLOGICAL CHANGE, OUR SERVICE COULD BECOME OBSOLETE AND OUR BUSINESS WILL SUFFER.

        To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online exchange. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing online exchange and proprietary technology and systems obsolete. Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

        The development of the online exchange and other proprietary technology entails significant technical and business risks. There can be no assurance that we will successfully use new technologies effectively or adapt our online exchange and proprietary technology to user requirements or emerging industry standards. Our failure to adapt in a timely manner for technical, legal, financial or other reasons, to changing market conditions or customer requirements, could have a material adverse effect on our business and results of operations.

IF WE DO NOT EFFECTIVELY MANAGE GROWTH, OUR ABILITY TO PROVIDE TRADING SERVICES WILL SUFFER.

        To manage the expected growth of our operations and personnel, we will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls, and to expand, train and manage a growing employee base. Further, we will be required to maintain and expand our relationships with various hardware and software vendors, Internet and other online service providers and other third parties necessary to our business. If we are unable to manage growth effectively, we will be materially adversely affected.

WE NEED TO RETAIN AND HIRE QUALIFIED PERSONNEL TO SUSTAIN OUR BUSINESS.

        We are currently managed by a small number of key management and operating personnel. We do not maintain "key man" insurance on any employee. Our future success depends, in part, on the continued service of our key executive, management and technical personnel, many of whom have only recently been hired, and our ability to attract highly skilled employees. If any key officer or employee were unable or unwilling to continue in his or her present position, our business could be harmed. From time to time we have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled employees. Competition for employees in our industry is intense, particularly in the San Francisco Bay Area where we are located. If we are unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future, that may have a material adverse effect on our business and results of operations.

OUR SUCCESS IS DEPENDENT ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY.

        Our performance and ability to compete is dependent on our proprietary technology, including, but not limited to, the design of our online exchanges and delivery hubs. We regard our copyrighted material, trade secrets and similar intellectual property as critical to our success, and we rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. There can be no assurance that we will be able to secure significant protection for any of our intellectual property. It is possible that our competitors or others will adopt product or service names similar to our marks, thereby inhibiting our ability to build brand identity and possibly leading to customer confusion.

        We generally have entered into agreements containing confidentiality and non-disclosure provisions with our employees and consultants and limited access to and distribution of our software, documentation and other proprietary information. There can be no assurance that the steps taken by us will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions we have taken, it might be possible for a third party to copy or otherwise obtain and use our software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford us little or no effective protection of our intellectual property.

        Effective trademark, service mark, copyright and trade secret protection may not be available in every country where our services are made available online. In the future, we may also need to file lawsuits to enforce our intellectual property rights, protect our trade secrets and determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on our business and results of operations.

WE MAY NOT BE ABLE TO SECURE LICENSES FOR TECHNOLOGY FROM THIRD PARTIES ON COMMERCIALLY REASONABLE TERMS.

        We rely on a variety of software and hardware technologies that we license from third parties, including our database and Internet server software, components of our online trading software and transaction-processing software which is used in our online exchange to perform key functions. There can be no assurance that these third-party technology licenses will continue to be available to us on commercially reasonable terms. The loss of our ability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays could have a material adverse impact on our business and results of operations.

WE EXPECT TO NEED ADDITIONAL CAPITAL IN THE FUTURE AND IT MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.

        We anticipate incurring substantial costs in developing, operating and maintaining the online exchange and in implementing the objectives of our business plan. We may need significant amounts of working capital for infrastructure, software development, marketing, personnel, general and administrative costs, and to fund losses prior to achieving profitability.

        We may need to raise additional funds through additional equity and/or debt financings to meet our capital requirements. We may need to raise additional funds if we have underestimated our capital needs or if we incur unexpected expenses. There can be no assurance that such financings will be available in amounts or on terms acceptable to us, if at all. Further, our lack of tangible assets to pledge could prevent us from establishing a source of financing. The inability to raise all needed funding would adversely affect our ability to successfully implement the objectives of our business plan.

THE VOLATILITY OF OUR SECURITIES PRICES MAY INCREASE.

        The market price of our common stock has in the past been, and may in the future continue to be, volatile. A variety of events may cause the market price of our common stock to fluctuate significantly, including:

        -    adverse news announcements,

        -    the introduction of new products and services,

        - market conditions in the telecommunications industry in general, Internet-based services and business-to-business e-commerce,

        -    quarter-to-quarter variations in operating results, and

        -    general market conditions.

        In addition, the stock market in recent years has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies in our business and that often have been unrelated to the operating performance of such companies. These market fluctuations may adversely impact the price of our common stock.

WE MAY BE REQUIRED TO ISSUE STOCK IN THE FUTURE THAT WILL DILUTE THE VALUE OF OUR EXISTING STOCK.

        We have a significant number of outstanding options and warrants. The exercise of all of the outstanding options and warrants would dilute the then-existing stockholders' percentage ownership of our common stock. Any sales resulting from exercise of options and warrants in the public market could adversely affect prevailing market prices for our common stock. Moreover, our ability to obtain additional equity capital could be adversely affected since the holders of outstanding options and warrants will likely exercise the options and warrants when we would also wish to enter the market to obtain capital on terms more favorable than those provided by these securities. We lack control over the timing of any exercise or the number of shares issued or sold if exercises occur.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that address numerous matters, including the following:

        - trends we believe may affect our business, financial condition or results of operations,

        -    factors that determine demand for our products,

        -    advantages we believe will help us compete effectively,

        -    our strategies concerning the expansion of our operations, and

        - our plans to restructure ourselves to refocus our business strategy on the continued development and expansion of the operations of our subsidiary, RateXchange I, Inc.

        In some cases you can identify forward-looking statements by terminology including "believes," "anticipates," "expects," "estimates," "may," "should," "could," "plans," "predicts," "potential," "continue" or similar terms.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. These factors include those listed under "Risk Factors" and elsewhere in this prospectus. All forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary notice.


                                 USE OF PROCEEDS


        We will not receive any proceeds from the sale of any shares offered by this prospectus. We may, however, receive proceeds when the selling stockholders pay to exercise their warrants and/or options. Selling stockholders are not obligated to exercise their warrants or options, and there can be no assurance that they will choose to exercise all or any of these warrants or options. Our gross proceeds, assuming all warrants and options are exercised for cash, would be $31,641,342. However, we are unable to predict the exact amount of cash we will receive upon exercise of the warrants because some warrants have a cashless exercise provision which allows the holder to pay for the warrant by reducing the number of shares received upon exercise. We will use any proceeds we receive for the exercise of warrants and options to augment our working capital for general corporate purposes.

                              SELLING STOCKHOLDERS


        The table below lists the selling stockholders and other information regarding the beneficial ownership of our common stock by each of the selling stockholders. This prospectus relates to a total of 6,638,105 shares of common stock, 2,865,043 of which are not currently outstanding, but may be acquired by the selling stockholders upon exercise of outstanding options and/or warrants held by individual stockholders. The first column provides the name of each selling stockholder and describes the stockholder's position, office or other material relationship with RateXchange, if any, as well as any other material relationship the stockholder has had within the past three years with RateXchange, its predecessors or any affiliate. The second column lists the number of shares of common stock beneficially owned by each selling stockholder on May 9, 2000. The selling stockholders are offering only the shares of common stock indicated in the third column. The fourth and fifth columns assume the selling stockholders dispose of all the shares offered by this prospectus and that the selling stockholders do not acquire any additional stock.

        We are registering the shares for resale by the selling stockholders in accordance with registration rights granted or offered to many of the selling stockholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel, but the selling stockholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares. In addition, we have agreed to indemnify certain selling stockholders, as well as certain affiliated parties, against specific liabilities, including liabilities under the Securities Act, in connection with this offering. Those selling stockholders we have agreed to indemnify have agreed to indemnify us and our directors and officers, as well as any person that controls us, against specific liabilities, including liabilities under the Securities Act.

        The information provided in the table below has been obtained from the selling stockholders. To our knowledge, the selling stockholders have sole voting and investment power with respect to these securities, except as otherwise indicated in the first column. The selling stockholders may sell all, some or none of their shares in this offering.


                                                         Shares           Maximum        Shares Beneficially
                                                      Beneficially       Number of           Owned after
                                                         Owned          Shares to be      Offering (assuming    Percentage of Common
Name of Selling Stockholder and Material               Prior to           Sold in         all shares offered     Stock Beneficially
 Relationship, if any, with RateXchange                Offering           Offering        are actually sold)    Owned after Offering
 --------------------------------------                --------           --------        ------------------    --------------------
ACDC Bookfront & Co.                                     246,900            246,900                    0                    *
      (AIM Equity Funds, Inc. on behalf of its
      portfolio, AIM Capital Development
      Fund)
Altar Rock Fund, LP                                          836                836                    0                    *
American Masters Fund (Hilspen Series)                     8,400              8,400                    0                    *
Apodaca Investment Offshore Ltd.                          75,000             75,000                    0                    *
Apodaca Investment Partners, L.P.                         50,000             50,000                    0                    *
Bald Eagle Fund, Ltd.                                      2,250              2,250                    0                    *
Band and Co., Nominee for Firstar                         62,499             62,499                    0                    *
Barr, Alison A.                                           18,750             18,750                    0                    *
Betje Partners, LP                                        24,125             24,125                    0                    *
Bi Coastal Consulting Corp.                               25,000             25,000                    0                    *
Brownstein, Chad                                          45,000             45,000                    0                    *
Cannell, Carlo J.                                         33,750             33,750                    0                    *
Cohanzick Partners, LP                                    12,500             12,500                    0                    *
Cole, Douglas                                            868,151            100,000              768,151                 3.77%
      Consultant and Former Director and
      Executive Officer of RateXchange
      Corporation

                                                         Shares           Maximum        Shares Beneficially
                                                      Beneficially       Number of           Owned after
                                                         Owned          Shares to be      Offering (assuming    Percentage of Common
Name of Selling Stockholder and Material               Prior to           Sold in         all shares offered     Stock Beneficially
 Relationship, if any, with RateXchange                Offering           Offering        are actually sold)    Owned after Offering
 --------------------------------------                --------           --------        ------------------    --------------------
Counterpoint Master L.L.C                                237,500            237,500                    0                    *
      Andrew Brown shares voting and
      disposition power over the securities
      held by this stockholder and offered
      pursuant to this prospectus
Cypress VI Partners                                       12,500             12,500                    0                    *
      Leonard Eber, as Managing Partner for
      the Eber Family Living Trust and the
      Eber Family Trusts Numbered One
      through Four, shares voting and
      disposition power over the securities
      held by this stockholder and offered
      pursuant to this prospectus
Donaghy Sales, Inc.                                       23,000             21,000                2,000                    *
      Gruber & McBain Capital Management
      L.L.C. shares voting and disposition
      power over the securities held by this
      stockholder and offered pursuant to this
      prospectus
Edward O. Thorp & Associates, L.P.                        12,500             12,500                    0                    *
Elbaz, Elliott S.                                         11,250             11,250                    0                    *
Ellis, Ian P.                                              6,250              6,250                    0                    *
First Security Van Kasper                                564,020            564,020                    0                    *
      Placement Agent for RateXchange I,
      Inc. January 2, 2000 Bridge Loan; Co-
      Underwriter for RateXchange
      Corporation March 2000 Private
      Placement; D. Jonathan Merriman,
      Senior Managing Director of First
      Security Van Kasper, is a Director of
      RateXchange Corporation
Five Points Fund, L.P.                                    75,000             75,000                    0                    *
Five Points Offshore Fund, Ltd.                           50,000             50,000                    0                    *
Forsythe McArthur Associates, Inc.                        69,500             69,500                    0                    *
      Lessor of RateXchange
Gerard, Klauer, Mattison & Co., Inc.                       3,975              3,975                    0                    *
      Placement Agent for RateXchange I,
      Inc. January 2, 2000 Bridge Loan
Germanotta, Joe                                            2,852              2,852                    0                    *
      Former Consultant to RateXchange
Gilston Corporation, Ltd.                                 31,250             31,250                    0                    *
Golby, Wesley                                              4,500              4,500                    0                    *
Grange, Richard C                                         84,404             84,404                    0                    *
      Former Director of predecessor of
      RateXchange I, Inc.
Gruber Family Foundation                                  11,418             11,418                    0                    *
      Gruber & McBain Capital Management
      L.L.C. shares voting and disposition
      power over the securities held by this
      stockholder and offered pursuant to this
      prospectus
Gruber-McBaine International                             121,282            112,782                8,500                    *
      Gruber & McBain Capital Management
      L.L.C. shares voting and disposition
      power over the securities held by this
      stockholder and offered pursuant to this

                                                         Shares           Maximum        Shares Beneficially
                                                      Beneficially       Number of           Owned after
                                                         Owned          Shares to be      Offering (assuming    Percentage of Common
Name of Selling Stockholder and Material               Prior to           Sold in         all shares offered     Stock Beneficially
 Relationship, if any, with RateXchange                Offering           Offering        are actually sold)    Owned after Offering
 --------------------------------------                --------           --------        ------------------    --------------------
      prospectus
Grunewald, Brad K                                         73,601             73,601                    0                    *
Guarantee & Trust Company TTEE FBO,                       12,500             12,500                    0                    *
      Paul Dwork Sep IRA
Hare & Co.  651653 (Hamilton College)                     17,351             17,351                    0                    *
      Gruber & McBain Capital Management
      L.L.C. shares voting and disposition
      power over the securities held by this
      stockholder and offered pursuant to this
      prospectus
Hare & Co. 705286 (L-3 Communications                      7,784              5,784                2,000                    *
Corp.)
      Gruber & McBain Capital Management
      L.L.C. shares voting and disposition
      power over the securities held by this
      stockholder and offered pursuant to this
      prospectus
Hart, Patti S. and Milledge A                             12,500             12,500                    0                    *
Hicks, Ian and Anna                                       20,000             10,000               10,000                    *
Hilspen Capital Partners                                   4,350              4,350                    0                    *
Hilspen Capital Partners, II                              24,750             24,750                    0                    *
Intercoastal Financial Services Corp.                    100,000            100,000                    0                    *
Irvine Capital Partners, II LP                            25,000             25,000                    0                    *
The Kaufmann Fund                                         62,500             62,500                    0                    *
Kensington Partners, L.P.                                  9,687              9,687                    0                    *
Kensington Partners II, L.P.                                 563                563                    0                    *
Kingdon Associates                                        37,500             37,500                    0                    *
Kingdon Family Partnership, L.P.                           9,375              9,375                    0                    *
Kingdon Partners                                          23,750             23,750                    0                    *
Lagunitas Partners, L.P.                                 238,882            225,882               13,000                    *
      Gruber & McBain Capital Management
      L.L.C. shares voting and disposition
      power over the securities held by this
      stockholder and offered pursuant to this
      prospectus
Liberty-Stein Roe Small Company Growth                    12,500             12,500                    0                    *
      Fund
Maroon Bells Capital Partners                          1,800,844            453,375            1,302,469                 6.42%
      Significant Stockholder and Party to
      Financial Advisory Agreement with
      RateXchange Corporation
Mayfield, Ross                                           230,738             16,675              214,063                 1.04%
      Executive Officer of RateXchange
      Corporation
Mehra, Raj                                                 1,250              1,250                    0                    *
Metzman, Mitch A                                          12,500             12,500                    0                    *
MJE Partners                                               6,250              6,250                    0                    *
M. Kingon Offshore, N.V.                                 179,375            179,375                    0                    *
Mooney, Edward                                           576,667            100,000              476,667                 2.34%
      Former Executive Officer and Director

                                                         Shares           Maximum        Shares Beneficially
                                                      Beneficially       Number of           Owned after
                                                         Owned          Shares to be      Offering (assuming    Percentage of Common
Name of Selling Stockholder and Material               Prior to           Sold in         all shares offered     Stock Beneficially
 Relationship, if any, with RateXchange                Offering           Offering        are actually sold)    Owned after Offering
 --------------------------------------                --------           --------        ------------------    --------------------
      of RateXchange Corporation,
      Currently a consultant to RateXchange;
      Party to Severance Agreement with
      RateXchange
New-Day Investment Partnership, L.P.                      12,500             12,500                    0                    *
North Olmsted Partners, LP                                12,500             12,500                    0                    *
Omni Resources, LLC                                       12,500             12,500                    0                    *
Ozada, Erinch R                                            6,250              6,250                    0                    *
Park Avenue Cons. Group                                  116,522            116,522                    0                    *
Pequot Scout Fund, L.P.                                  250,001            250,001                    0                    *
      Pequot Capital Management, Inc., as
      investment advisor to this stockholder,
      shares voting and disposition power
      over the securities held by this
      stockholder and offered pursuant to this
      prospectus
Phaeton, B.V.I                                            49,625             49,625                    0                    *
Phoenix Partners, L.P.                                    51,250             51,250                    0                    *
Pilgrim Baxter Hybrid Partners I, L.P.                   112,500            112,500                    0                    *
      Pilgrim Baxter & Assoc., Ltd., as
      investment advisor to this stockholder,
      shares voting and disposition power
      over the securities held by this
      stockholder and offered pursuant to this
      prospectus
Pilgrim Baxter Hybrid Partners II, L.P.                   12,501             12,501                    0                    *
      Pilgrim Baxter & Assoc., Ltd., as
      investment advisor to this stockholder,
      shares voting and disposition power
      over the securities held by this
      stockholder and offered pursuant to this
      prospectus
Poe, Fred W                                               25,000             25,000                    0                    *
Prism Partners I, L.P.                                    75,000             52,500               22,500                    *
Prism Partners II Offshore Fund                           75,000             15,000               60,000                    *
Prism Partners Offshore Fund                              75,000              7,500               67,500                    *
Quantum Partners LDC                                     500,000            500,000                    0                    *
      Soros Fund Management LLC, as Principal
      Investment Manager to this stockholder,
      shares voting and disposition power over
      the securities held by this stockholder
      and offered pursuant to this prospectus
Raptor Global Portfolio Ltd.                             186,665            186,665                    0                    *
Rawitser, Michael                                         12,500             12,500                    0                    *

                                                         Shares           Maximum        Shares Beneficially
                                                      Beneficially       Number of           Owned after
                                                         Owned          Shares to be      Offering (assuming    Percentage of Common
Name of Selling Stockholder and Material               Prior to           Sold in         all shares offered     Stock Beneficially
 Relationship, if any, with RateXchange                Offering           Offering        are actually sold)    Owned after Offering
 --------------------------------------                --------           --------        ------------------    --------------------
Retirement Plan of Space Systems/Loral Inc.                5,784              5,784                    0                    *
      - Kane & Co. P51455
      Gruber & McBain Capital Management
      L.L.C. shares voting and disposition
      power over the securities held by this
      stockholder and offered pursuant to this
      prospectus
Rice, Philip                                              27,500             12,500               15,000                    *
      Executive Officer of RateXchange
      Corporation
Robb, Larry F                                            215,625             93,750              121,875                    *
Rogers, Malcolm                                          808,000             43,000              765,000                 3.75%
      Significant Stockholder
      Janet L. Rogers shares voting and
      disposition power over the securities
      held by this stockholder and offered
      pursuant to this prospectus
Scheele, Michael J.                                      381,313            121,313              260,000                 1.27%
      Consultant to RateXchange
      Corporation
Schottenfeld Associates, LP                               62,500             62,500                    0                    *
Schow Family Trust                                       119,250            119,250                    0                    *
Sidana, Annupreet                                         11,250             11,250                    0                    *
Smith, Raymond M.; IRA Rollover                           31,250             31,250                    0                    *
      Custodian
Special Situations Cayman Fund, L.P.                      81,250             81,250                    0                    *
Special Situations Fund III, L.P.                        275,000            275,000                    0                    *
Special Situations Private Equity Fund, L.P.              81,250             81,250                    0                    *
Special Situations Technology Fund, L.P.                  62,500             62,500                    0                    *
Spirit Fund, Ltd.                                         25,000             25,000                    0                    *
Stein Roe Variable Investment Trust Small                 37,500             37,500                    0                    *
      Company Growth, Var Series
Suyama, Roger,  Pacific Century                           12,500             12,500                    0                    *
Swindells, Theodore                                    1,900,844             45,000            1,402,469                 6.92%
The Timken Living Trust U/A/D 9/14/99                     62,500             62,500                    0                    *
Tirman Family Limited Partnership                         18,750             18,750                    0                    *
      Geoffrey Tirman, General Partner of
      Tirman Family Limited Partnership,
      shares voting and disposition power
      over the securities held by this
      stockholder and offered pursuant to this
      prospectus
Tonga Partners, LP                                        31,250             31,250                    0                    *
      Cannell Capital Management shares
      voting and disposition power over the
      securities held by this stockholder and
      offered pursuant to this prospectus
Trinity Fund, Ltd.                                       100,000            100,000                    0                    *
VICD Bipod & Co.                                           3,099              3,099                    0                    *
      (AIM Variable Insurance Funds, Inc. on

                                                         Shares           Maximum        Shares Beneficially
                                                      Beneficially       Number of           Owned after
                                                         Owned          Shares to be      Offering (assuming    Percentage of Common
Name of Selling Stockholder and Material               Prior to           Sold in         all shares offered     Stock Beneficially
 Relationship, if any, with RateXchange                Offering           Offering        are actually sold)    Owned after Offering
 --------------------------------------                --------           --------        ------------------    --------------------
      behalf of its portfolio, AIM Capital
      Development Fund)
Warren, Robin                                             17,342             17,342                    0                    *
Wescott, Jr., Paul A.                                     82,250              6,250               76,000                    *
      Executive Officer of RateXchange
      Corporation
Whelan, Sean                                             129,024            129,024                    0                    *
      Founder and Former President of
      RateXchange I, Inc., a subsidiary of
      RateXchange Corporation
Windy Hill Investments NAMI, LLC                          12,500             12,500                    0                    *
WPG Institutional Networking Fund, L.P.                    3,750              3,750                    0                    *
WPG Institutional Software Fund, L.P.                     56,576             56,576                    0                    *
WPG Networking Fund, L.P.                                 30,912             30,912                    0                    *
WPG Raytheon Networking Fund, L.P.                        89,088             89,088                    0                    *
WPG Raytheon Software Fund, L.P.                          43,113             43,113                    0                    *
WPG Software Fund, L.P.                                   25,311             25,311                    0                    *
---------------
*The shares represent less than 1% of the outstanding shares of common stock.




                              PLAN OF DISTRIBUTION


        The selling stockholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell all or portions of the shares from time to time while the registration statement of which this prospectus is a part remains effective. The selling stockholders may sell shares in public transactions, on or off the American Stock Exchange or any exchange with which we register or in private transactions. The selling stockholders may sell the shares at any price and in different types of transactions including, but not limited to, one or any combination of the following:


        - ordinary brokers transactions and transactions in which the broker solicits purchasers,

        -    transactions involving cross or block trades or otherwise,

        - purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this prospectus,

        - "at the market" to or through market makers or into an existing market for the common stock,

        - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, or

        -    in privately negotiated transactions.

Selling stockholders may also sell shares pursuant to Rule 144 of the Securities Act, if available.

        Sales of the shares at less than market prices may depress the market price of our common stock. Moreover, generally the selling stockholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time.

        In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, and in connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions. The selling stockholders also may enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealers or other financial institutions of the shares, which the broker-dealers or other financial institutions may resell pursuant to this prospectus.

        Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealers are unable to do so acting as agents for the selling stockholders, to purchase as principals any unsold shares at the price required to fulfill the broker-dealers' commitments to the selling stockholders. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of the sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above. The selling stockholders also may pledge the shares to broker-dealers or other financial institutions, and upon a default, the broker-dealers or other financial institutions may effect sales of the pledged shares pursuant to this prospectus.

        Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders or purchasers in amounts to be negotiated in connection with the sale. The selling stockholders and any participating brokers or dealers may be deemed "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commission, discount or concession may be deemed underwriting compensation.

        Information as to whether any underwriter that the selling stockholders may select, or any other broker-dealers, are acting as principals or agents for the selling stockholders, the compensation to be received by any underwriters that the selling stockholders may select or by any broker-dealers acting as principals or agents for the selling stockholders, and the compensation to be paid to other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any broker-dealers participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such broker-dealers.

        During any time that the selling stockholders are engaged in a distribution of the shares, the selling stockholders will be required to comply with the Exchange Act. With certain exceptions, the Exchange Act precludes the selling stockholders, any affiliated purchasers and any broker-dealers or other persons who participate in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution until the entire distribution is complete. The Exchange Act also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

        To comply with certain states' securities laws, if applicable, the shares may be sold in any such jurisdictions only through registered or licensed brokers or dealers. The shares may not be sold in certain states unless the seller meets the applicable state notice and filing requirements.

             DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

DESCRIPTION OF CAPITAL STOCK


        The authorized common stock of the Company consists of 300,000,000 shares, $.0001 par value per share, of which 17,411,174 were outstanding on July 18, 2000. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

        Dividends

        Holders of the common stock are entitled to receive dividends, when, and as, declared by our Board of Directors out of funds available therefore. Any such dividends may be paid in cash, property or shares of the common stock.

        Voting Rights

        Each holder of common stock is entitled to one vote per share on all matters submitted to the vote of stockholders, including the election of directors. Holders of common stock do not have cumulative voting rights. The absence of cumulative voting means that the holders of more than 50% of the shares voting for the election of directors can elect all directors if they so choose. The affirmative vote of a majority of a quorum of stockholders is required for approval of all other items. A majority of the shares issued and outstanding and entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of stockholders.

        Preemption, Conversion, Redemption and Sinking Funds

        Holders of common stock have no preemptive or conversion rights, no redemption or sinking fund provisions and are not liable to further call or assessment.

        Liquidation Rights

        Holders of common stock are entitled to share ratably in any assets available for distribution to holders of the Company's equity securities upon liquidation of the Company.

        Authorization of Preferred Stock


        In April 2000, our shareholders approved an amendment to our Certificate of Incorporation, authorizing the issuance of up to 60,000,000 shares of "blank check" preferred stock. The term "blank check" preferred stock refers to stock for which the designations, preferences, rights, qualifications, limitations and restrictions thereof are determined by the Board of Directors. The authorization of new shares of preferred stock will not, by itself, have any effect on the rights of the holders of shares of common stock. Nonetheless, the issuance of the preferred stock could affect the holders of common stock in a number of respects, including: (i) if voting rights are granted to holders of preferred stock, the voting power of holders of common stock will be diluted, (ii) the issuance of preferred stock may result in a dilution of earnings per share of the common stock, (iii) dividends payable on the preferred stock will reduce the amount of funds available for payment of dividends on the common stock, and (iv) future amendments to the Certificate of Incorporation affecting holders of preferred stock may require approval by the separate vote of these shareholders (in addition to the approval of the holders of shares of the common stock) before we can take any action.


                                    BUSINESS

OVERVIEW


        We are a pioneer in the development of business-to-business e-commerce for the telecommunications industry. We are a development stage company seeking to develop new transaction services for the estimated $1 trillion international market for telecommunications services. We focus on developing, operating and maintaining liquid, efficient and automated online market services to trade bandwidth and other telecommunications products. In February 2000, we announced the launch of the RateXchange Real-Time Bandwidth eXchange. We believe RTBX is the first online exchange specializing in telecommunication bandwidth as a tradeable commodity. During June 2000, we also announced the commencement of another service called RateXchange CustomAuctions for buying and selling of other telecommunications products and services.

GENERAL DEVELOPMENT OF BUSINESS

        The Company was originally incorporated as Venture World, Ltd. on May 6, 1987, under the laws of the State of Delaware for the purpose of developing or acquiring general business opportunities. We had no material operations from 1992 to 1998.

        On September 30, 1998, we acquired PolarCap, Inc. As a result of this acquisition, PolarCap became our wholly owned subsidiary. PolarCap is a California corporation that was organized in April 1997 for the purpose of investing in and developing rights to a variety of software technologies related to multimedia, development tools and applications technologies.

        In September 1998, in connection with our strategy to acquire and consolidate Internet Service Providers, we also entered into an agreement with NetAmerica, Inc., a Washington corporation, pursuant to which we agreed to purchase the outstanding stock of Net America, Inc. Net America, Inc. subsequently agreed to be renamed A1 Internet, Inc. and agreed to assign and transfer to us all of its right, title and interest in the name "Net America." We determined in March 1999 that it was not in our best interest to complete the purchase of A1 Internet's stock after A1 Internet acknowledged that certain representations made to us were inaccurate. Consequently, on March 16, 1999, we entered into an agreement with A1 Internet to abandon the stock purchase and settle our differences.

        In 1999, we changed the name of the Company to NetAmerica.com Corporation. Shortly thereafter, we incorporated Telenisus Corporation, a Delaware corporation, as one of our wholly owned subsidiaries. Telenisus is a development stage company that is seeking to become a single source provider of secure and reliable Internet-based business-to-business services to corporate customers, carriers, ISPs and marketers of telecommunications services. Through acquisitions and internal business development, Telenisus seeks to develop a full suite of Internet and data network management tools that will enable customers to increase productivity, to reduce costs and to access a wide range of Internet, e-commerce, security and communication applications from a one-stop network service delivery provider.

        On or about November 3, 1999, Telenisus announced the closing of its first independent private placement financing. The common stock issued in this financing, together with stock issued in a Telenisus-subsidiary acquisition, reduced our percentage ownership interest in Telenisus to less than 10%. Telenisus used the proceeds of the financing to expand its management team and to accelerate development of its four service families: virtual private networks, managed firewall/security services, Web site and application hosting and e-commerce. Telenisus is focused on delivering its business Internet solutions to large and mid-sized corporate customers.


        On July 6, 1999, we acquired 100% of the outstanding stock of Rate Exchange, Inc., a Colorado corporation, through a merger into RateXchange I, Inc., our wholly owned Delaware subsidiary. The Delaware subsidiary was the surviving entity. We paid 574,998 shares of common stock and $450,000 in a note that was due one year from the date of closing. This note is now fully paid. On July 23, 1999, RateXchange I, Inc. entered into an agreement with a consultant for market development expertise as applied to the telecommunications market. In exchange for these services, RateXchange I agreed to issue up to 10% of its common stock based on successful completion and delivery of certain software. As of the date of this report, no shares of RateXchange I have been issued under the consultant agreement and the parties preliminarily have agreed to the terms of a settlement agreement. The settlement documents are under negotiation.


        On September 15, 1999, RateXchange I and Donald H. Sledge entered into an employment agreement under which RateXchange I agreed to grant Mr. Sledge an equity position of up to 10% of RateXchange I's outstanding stock through a stock purchase right. RateXchange I has repurchased Mr. Sledge's equity as part of our restructuring.

        RateXchange I is a development stage business-to-business, e-commerce company seeking to develop new transaction services for the estimated $1 trillion international market for telecommunications services. RateXchange I has operated an Internet-based lead generation service for trading in long-distance minutes, telephony minutes and bandwidth since January 1998.

        On February 7, 2000, we announced our intention to change our name to RateXchange Corporation and to focus our efforts on the business of RateXchange I, Inc. As part of our restructuring, Donald H. Sledge agreed to serve as our Chairman and CEO. On May 8, 2000, we changed our name to RateXchange Corporation.

PRODUCTS & MARKETS

        We initially anticipate revenue from four sources:

        - Transaction fees on trades executed through RTBX, typically generated as commissions paid by both buyer and seller upon each trade;

        - Service fees for CustomAuctions paid by the offeror for holding an Auction Event;

        - Exchange membership fees which entitle members to trading privileges and Web-based, premium marketplace information services; and

        - Advertising revenues from exchange members or suppliers purchasing advertising banners for display on the RateXchange portal.

We have developed an efficient and flexible exchange platform based upon robust and open technical architecture, proprietary intellectual property and strategic customer relationships to facilitate business-to-business trade through our three primary online exchange services:

                                     B2B TELECOM
           EXCHANGE SERVICE        PRODUCTS TRADED       KEY BENEFITS TO EXCHANGE PARTICIPANTS
           ----------------        ---------------       -------------------------------------
            Lead Generation       Minutes, VoIP           -   Free leads for standard products
                                  Bandwidth,              -   Community-building
                                  Co-location             -   Open access to real time market info

          Real-Time Bandwidth     Bandwidth               -   Anonymous trading
            eXchange (RTBX)       (standard               -   Managed credit, settlement &
                                  increments                  delivery
                                  ranging from DS1        -   Spot and Forward trading
                                  to OC-x)                -   Effective risk and yield management

              RateXchange         Blocks of               -   Large market of prequalified
            CustomAuctions        Bandwidth,                  competitive bidders
                                  Minutes, Internet       -   Reduced time & cost of sales
                                  Access, etc.            -   RateXchange contract & market
                                                              design allows specialized
                                                              transactions

        From inception, we have believed that inefficiencies in the global telecommunications marketplace cost carriers (and their customers) billions of dollars in operating costs and missed business opportunities. Due to the explosive growth of the Internet, e-commerce and other forms of data and bandwidth intensive transmissions and the increasingly competitive nature of global telecommunications, we believe that participants in the telecommunications market will increasingly seek to maximize the efficiency and speed of their buying and selling of bandwidth and other telecommunications products and services. Telecommunications transactions, in general, are hindered by lack of standardized contracts and the traditional requirement to negotiate every aspect of interconnection, delivery, quality of service, payment and settlement terms, terms and conditions and dispute resolution. Lack of adequate, real-time market pricing information has also resulted in many tiers of arbitrage, which results in further market inefficiencies. While others, including some of our competitors, have created online sites which mirror and perpetuate this inefficient, arbitrage-based market, we believe we have created a new paradigm which reflects the "commoditization" of bandwidth and certain other telecommunications products and services.

        In order to increase participation by buyers and sellers of telecommunications products in this more efficient marketplace, we are introducing an evolutionary model to educate the industry and to encourage membership in the RateXchange portal. Since the telecommunications industry is highly competitive and buying decisions are almost entirely based on even small pricing differentials, we seek market entry and awareness by focusing on acquiring and publishing real time pricing information. Our pricing indices are regularly quoted and relied upon by industry publications and industry professionals. We intend to use our various exchange platforms and products to enable participants to benefit from equal, real time access to accurate pricing information. These existing and planned exchange platforms include:

LEAD-GENERATION SERVICES (COMMENCED DECEMBER 1997)

        The RateXchange lead-generation service has built an online community of capacity traders. Registration for the service is free and available to capacity suppliers and buyers or their direct representatives. Members post bids and offers in an electronic format and members' identities are kept anonymous. When a member wishes to accept a bid or offer and engage in a transaction, our traders manually introduce the parties to generate the lead. We currently operate lead generation for basic, non-delivered products as a non-revenue generating service to build membership and traffic to our portal and to educate active exchange participants about the additional benefits of online trading.

REAL-TIME BANDWIDTH EXCHANGE (RTBX) (COMMENCED FEBRUARY 2000)

        Deploying an online bandwidth exchange is the cornerstone of the RateXchange business-to-business e-commerce strategy. On the RTBX, carriers and capacity users establish memberships, adhere to terms and conditions established by us for telecommunications performance standards and financial terms, and trade in the exchange's multiple-user environment. To facilitate delivery of capacity traded on our exchange, buyers and sellers interconnect facilities at one or more of RateXchange's delivery hubs in the cities that comprise the natural termination points for major traffic corridors. Once interconnected, customers can buy or sell bandwidth with any other RateXchange member based on the standardized contractual and credit terms and conditions.


CUSTOMAUCTIONS (COMMENCED JUNE 2000)



        We have developed a CustomAuctions service to facilitate the trade of products with specific product, geographic or financial requirements that are not covered by the RTBX. CustomAuctions service benefits include:


        -    Providing specialized products to a large and pre-qualified market;

        -    Significantly reducing time and cost of the transaction;

        - "Book-building" process to assure matching of supply/demand to contract and market design; and

        - Market and contract design to assure optimal price discovery in auction events.






COMPETITIVE CONDITIONS

        Products, services and geographic location define the competitive landscape for online bandwidth trading. At this stage in the telecommunications exchange industry's development, we believe first-mover advantage is significant. Because participation in a real-time bandwidth exchange requires physical connection to one of the exchange's interconnection locations, once a carrier is connected, the cost of moving operations to a new exchange will be significant. In addition, building a critical mass of connected carriers creates a network effect, with each new connection enhancing the value of the service to all customers and raising the barrier to competition. For these reasons, we are focused on attracting large numbers of users to our exchange and in connecting significant numbers of carriers and other traders of bandwidth to our delivery hubs.

        We believe we are well positioned to compete effectively in this competitive landscape for three reasons:

        - NEUTRALITY - We believe that some of our competitors intend to take positions in their own exchanges as market makers. This will generate initial liquidity, but carrier reactions have been negative as these companies are perceived as competing with their own exchange customers.

        - FIRST-MOVER ADVANTAGE - We believe that we are one of the first bandwidth exchanges established in the United States and among the first in the world. We also believe that we are currently one of the only United States exchanges that:

            - Provides a neutral bandwidth exchange with no other lines of business;
            -   Provides delivery hubs in more than one region; and
            -   Provides a spot and forward contract exchange.

        - INDUSTRY EXPERIENCE - Our management team's knowledge of key industry participants in the core market and expertise in telephony and financial markets adds credibility and reduces time to market.

COMPETITORS

        The companies currently in the online bandwidth trading market fall into three categories: real-time exchanges, clearinghouses and lead-generation services. We plan to operate primarily in the first category but will operate services in other categories. Another category, offline brokers, also competes with the new paradigm of online bandwidth trading.

            -   ELECTRONIC EXCHANGES

                    RTBX is an online electronic exchange. In the real-time exchange model, a neutral third party operates an Internet-based exchange with integrated real-time delivery of capacity bought and sold. Members trade online on a route-by-route basis with variable terms. The exchange provides a trading forum and facilitates the transaction between buyer and seller, maintaining anonymity, and providing billing and settlement services, quality assurance and the physical delivery hub to fulfill the transaction. A typical business model involves a fee for initial connection to the delivery hub, exchange membership fees and commissions on each transaction completed on the exchange.

            -   CLEARINGHOUSES

                    Clearinghouses differ from exchanges in that they aggregate supply and demand (sometimes taking a speculative position in the market) and contract directly with buyers or sellers, rather than facilitating a relationship between the two. In the current telecom market, clearinghouses often also act as carriers, providing transit over their own networks and least-cost routing services. Despite the cost advantages of least-cost routing, many buyers are uncomfortable ceding control of route selection to a third party or an automated system. Most clearinghouse services deal only in IP telephony minutes, a market that is small at the moment but growing rapidly.

            -   LEAD-GENERATION

                    Companies in the lead-generation category, including our own lead-generation service, provide an opportunity for buyers and sellers to identify trading opportunities through online listings. The buyers and sellers then complete their deals offline, paying a commission back to the listing service upon completion of the deal. In contrast to real-time exchanges and clearing houses, lead-generation services do nothing to reduce the typical 60-90 day fulfillment cycle. They also typically depend on the "honor system" for buyers and sellers to send commissions back to the lead-generation service. Though not directly challenging to us, some lead-generation services include geographic areas complementary to our initial targets.

            -   AUCTIONS

                    While Clearinghouse models employ an auction market design into their least-cost routing mechanism, there is only one other competitor that we know of that provides a service similar to our CustomAuctions. This competitor is believed to have held at least one auction but is not believed to have provided the contracting or market design components and the auction was not a web-based event.

            -   OFFLINE BROKERS

                    As with any technological change, online bandwidth trading must compete with established practices and routines. In this case, some carriers do their own buying and selling through bilateral transactions while others rely on brokers. The most successful brokers act as agents for a small clientele of carriers, assisting them in buying and selling certain routes for a commission estimated at $0.0025 to $0.005 per minute. We will seek to attract some of these brokers to become traders through RTBX.

TARGET CUSTOMERS

        The market for domestic and international bandwidth includes dominant major Tier 1 carriers such as AT&T and MCI WorldCom as well as wholesale-only carriers, resellers, brokers and large multinational corporations. Customer interviews, surveys and a review of the industry press have yielded the following observations:

        -    Customers have significant frustrations with the current process;

        -    Customers see benefits to trading with us;

        - Customers have indicated willingness to interconnect with us and are willing to pay for our services; and

        - In addition to carriers, large corporate users of bandwidth and telecom products may become direct users to purchase selected bandwidth on a domestic or international city-to-city basis.

        We anticipate that some early participants in the RTBX will be the large inter-exchange carriers that are seeking ways to reduce sales inefficiencies and take advantage of a new sales channel. These carriers have large and sometimes costly sales forces aimed at the wholesale, ISP and enterprise markets. Selling bandwidth through us should allow carriers and ISPs to serve additional market segments where they have less success due to the cumbersome contract process, interconnection inefficiencies or where it may not be financially prudent to use sales resources to sell low end products such as DS-1 and DS-3 private lines. Our products may also allow carriers to serve additional market segments, without re-directing, retraining or redeploying their workforce. Because our members seeking to sell bandwidth and other products will be required to agree to quality standards prior to interconnection, we expect that the willingness of buyers to trade in our online environment may be enhanced.

        We believe that international carriers and ISPs seeking to expand their operations into the United States may also be early participants in the bandwidth markets. Many of these companies want to enter the United States marketplace without the appearance that they are partnering with a particular United States carrier. Initially, second- and third-tier carriers may buy through us to obtain the best market pricing and to ensure a guaranteed connection timeframe. We estimate that as acceptance of our exchange grows, large ISPs and enterprises with strategic applications that require bandwidth for a guaranteed period of time may use us to ensure access to bandwidth at the required time of their application.

        Initial buyers on our portal are expected to be small carriers, new carriers, resellers and ISPs. We will offer these buyers easy access to large carriers and their product offerings at competitive prices. Buyers will have identical access, no matter their size or expertise, to the same competitive products, prices and quality standards. Some of the new carriers interested in this model are expected to include international telecommunications companies entering the United States marketplace.

INDUSTRY INFORMATION

INDUSTRY OVERVIEW

        At least one analyst estimates the market for bandwidth trading will reach $12 billion in traffic with orders of magnitude greater in traded volume in 5 years. Some analysts go further to predict that the competitive, or tradable, market for communications bandwidth will exceed $400 billion in 2005, surpassing the competitive worldwide market for electricity and gas.

SUITABILITY OF TELECOMMUNICATIONS FOR BUSINESS-TO-BUSINESS E-COMMERCE

        - LARGE ADDRESSABLE MARKET - Annual global spending on telecom services is currently estimated at $726 billion and is expected to grow to $1 trillion by 2001. Technology and deregulation continue to transform the telecommunications market from a closed industry made up of localized monopolies to an increasingly competitive marketplace. Formerly state-owned carriers must both defend their own markets and pursue opportunities abroad to remain competitive. Both new and legacy carriers are taking advantage of rapid advances in technology to build new networks with drastically lower costs of operation. Liberalization of telecommunications, most recently with the World Trade Organization agreement in which 70 countries, comprising 90% of telephone users, is allowing carrier competition. The number of carriers licensed to trade international voice traffic in the United States alone has doubled in each of the past three years to over 1,200.

        - LOW TECHNOLOGICAL BARRIERS. - Most telecommunications professionals are sophisticated users and present no barrier to adoption based on innovations in software or hardware.

        - BANDWIDTH IS A PERISHABLE COMMODITY - If bandwidth is not utilized as an asset, the return on that asset is lost. Traditionally, perishable commodities have been liquidated at a loss to the seller.

        - MARKET FRICTION AND INEFFICIENCY - Carriers are increasingly seeking to use partnerships and outsource agreements to quickly gain access to new markets or to alleviate congestion in their current networks. These are the market drivers behind the rapidly growing spot and forward markets. However, despite advances in hardware and software technologies and increasing network interconnection, telecommunications transactions remain inefficient due to legacy business processes still utilized by carriers of all sizes.

TELECOMMUNICATIONS CAPACITY AS A BUSINESS-TO-BUSINESS COMMODITY

        We believe that bandwidth demonstrates the qualities of a successful tradable commodity. In order for a commodity to be successfully traded through e-commerce, there needs to be a need or desire, economic or otherwise, to promote trading, a sufficient number of buyers and sellers, standardization of the commodity, and a physical ability to deliver the traded commodity.

        We also believe there are a sufficient number of buyers and sellers to support telecom bandwidth capacity as a commodity. The current trading methods in bandwidth are quite inefficient given the multiple national and global networks with approximately 10,000 potential buyers, including more than 6,000 ISPs. With such a large universe of potential buyers and sellers, we believe it is atypical that a buyer or seller has achieved their best possible price using the current bilateral, telephone-based, purchasing and selling approach.

        Our hub approach further standardizes the trading points around delivery hubs where large amounts of product are already traded. This hub approach has proven very successful in natural gas (i.e., Henry Hub, Chicago and Perriem Basin as the three big pool points) and in electricity (i.e., New York power pool and Bloomberg's hub market such as the Western PJM Hub). An effective exchange market requires an efficient delivery system and our delivery hubs are expected to fulfill this requirement by establishing seamless delivery capability at the traded points.

        It is an economic axiom that all markets for services and commodities are finite. Bandwidth is not a storable commodity; thus creative pricing mechanisms will be played against one another until some predictability and experience is gained. As demand approaches marginal costs, and suppliers, jointly or in unison, move to limit supply, prices will approach equilibrium, increasing volatility and furthering the online trading solution as the best means to manage risk.

        Finally, our approach of standardizing contracts (i.e., DS-1 and DS-3 monthly and yearly contracts), trading rules, settlement, scheduling, billing, credit management and managed delivery should further enhance online trading of bandwidth.

INTELLECTUAL PROPERTY

        We have applied for several trademarks covering specific businesses and products offered on our internet web site. We also hold several software licenses that are critical to our ongoing business. We do not have any patents or franchises.

RESEARCH & DEVELOPMENT

        We conduct on-going research in the areas of commoditization of telecommunications bandwidth in evolving pricing models for bandwidth and other telecommunications products and services, and we are developing future products and services based on this research. During 1999, we estimate that we spent approximately $100,000 to commission proprietary university-based and private sector research in these areas. Prior to 1999, we did not have any significant expenditures for research and development.

EMPLOYEES


        As of July 18, 2000, RateXchange and its subsidiaries employed approximately forty-six people. We believe our relations with our employees are good. Our employees are not subject to any collective bargaining agreements.



                                   PROPERTIES

        Our principal facility is located at 185 Berry Street, Suite 3515, San Francisco, California. We hold a lease on this facility. We believe that this property is suitable for our immediate needs; however, we may expand our facilities or relocate in the future.


                               LEGAL PROCEEDINGS.

        On February 3, 2000, we filed a lawsuit against Waave Telecommunications, Inc. in the San Francisco County Superior Court (Case No. 309608). Other defendants named in the lawsuit include Robert W. Ingraham, Gran Columbia Resources, Inc. (aka Waave Telecommunications, Inc.) and Does One through Fifty. The case has recently been transferred to Sacramento County Superior Court. The lawsuit involves claims for breach of contract, promissory estoppel, fraud and deceit, intentional interference with a contract and prospective economic advantage, and unfair and unlawful business practices. We are seeking in excess of $1 million in compensatory damages, exemplary damages, interest and attorneys fees.

        On February 24, 2000, Concentric Network Corporation filed a lawsuit against NetAmerica, Inc., aka A1 Internet, Inc., and us in the Superior Court of California for the County of Santa Clara (CV 784335). The lawsuit involves claims for breach of contract and common counts based on A1 Internet's nonperformance in a services agreement between A1 Internet and Concentric. Concentric is asking for compensatory damages of at least $167,794, restitution, costs and attorney fees. The matter is currently pending in the Superior Court and will soon proceed to arbitration.

        From time to time, we are a party to various legal proceedings incidental to our business. Other than the proceedings mentioned above, none of these proceedings is material to the conduct of our business, operations or financial condition.

      MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

PRICE RANGE OF COMMON STOCK


        Our common stock trades on the American Stock Exchange under the symbol "RTX." The closing price of our common stock on July 18, 2000 was $6 per share. Prior to July 10, 2000, our stock traded on the OTC Bulletin Board. The following table sets forth the range of the high and low sales prices per share of our common stock for the fiscal quarters indicated, as reported by OTC. Prior to December 18, 1998, there was no known public trading in our common stock. Quotations represent inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.



                           HIGH                LOW
                          -------            -------
2000
Second Quarter            $22 1/8            $5 3/16
First Quarter              43 1/4              5 5/8

1999
Fourth Quarter             $8 7/8            $ 3 3/4
Third Quarter               6 3/4              4 3/8
Second Quarter              7 1/4              5 1/2
First Quarter               6 7/8              4 1/2

1998
Fourth Quarter             $5 3/8            $ 4 1/2
Third Quarter                 N/A                N/A
Second Quarter                N/A                N/A

First Quarter                 N/A                N/A


APPROXIMATE NUMBER OF EQUITY SECURITY HOLDERS


        On July 18, 2000, there were 323 shareholders of record of our common stock. Because many of such shares are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these record holders.


DIVIDENDS

        We have never paid dividends on our common stock. We intend for the foreseeable future to continue the policy of retaining our earnings to finance the development and growth of our business.

                      SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected consolidated financial data should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                     THREE          THREE MONTHS
                                 MONTHS ENDED           ENDED                      YEAR ENDED DECEMBER 31,
                                   MARCH 31,          MARCH 31,        -------------------------------------------------
STATEMENT OF OPERATIONS DATA         2000               1999              1999               1998               1997
                                 -----------        -----------        -----------        -----------        -----------
                                 (Unaudited)        (Unaudited)
Net Revenues                     $        --        $        --        $        --        $        --        $        --

Net Income (loss)                (11,075,071)          (959,470)        (7,329,280)        (1,116,953)              (200)

Income (loss) per common
share
           Basic                       (0.75)             (0.10)             (0.57)             (0.68)                --
           Diluted                     (0.75)             (0.10)             (0.57)             (0.68)                --

Average weighted number of
common shares outstanding:
           Basic                  14,820,000          9,244,000         12,863,020          1,636,919            200,000
           Diluted                14,820,000          9,244,000         12,863,020          1,636,919            200,000

                                    YEAR ENDED DECEMBER 31,
                                 ------------------------------
STATEMENT OF OPERATIONS DATA        1996               1995
                                 -----------        -----------

Net Revenues                     $        --        $        --

Net Income (loss)                     (1,961)            (2,561)

Income (loss) per common
share
           Basic                          --                 --
           Diluted                        --                 --

Average weighted number of
common shares outstanding:
           Basic                     200,000            200,000
           Diluted                   200,000            200,000

                              AS OF                                           AS OF DECEMBER 31,
                             MARCH 31,       -------------------------------------------------------------------------------------
BALANCE SHEET DATA             2000             1999               1998             1997               1996                1995
                           -----------       -----------       -----------       -----------        -----------        -----------
                           (Unaudited)
Total assets               $31,988,823       $ 2,749,222       $   578,146       $        --        $        --        $       211
Long-term debt, less
current portion            $        --       $        --       $        --       $        --        $        --        $        --
Stockholders' equity       $26,827,404       $   224,921       $   509,946       $      (200)       $    (1,300)       $    (5,689)

                 SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)

                                   For the            For the           For the            For the            For the
                                   quarter            quarter           quarter            quarter            quarter
                                    ended              ended             ended              ended              ended
                                  March 31,          December          September           June 30,          March 31,
                                    2000             31, 1999           30, 1999             1999               1999
                               --------------     --------------     --------------     --------------     --------------
Net Income (Loss)              $  (11,075,071)    $   (3,627,146)    $   (1,468,177)    $   (1,278,487)    $     (959,470)

Per Share Net Income (Loss)
    Basic                      $        (0.75)    $        (0.24)    $        (0.11)    $        (0.11)    $        (0.10)
    Diluted                    $        (0.75)    $        (0.24)    $        (0.11)    $        (0.11)    $        (0.10)

                                   For the          For the           For the          For the
                                   quarter          quarter           quarter         quarter
                                    ended            ended             ended           ended
                                  December         September          June 30,        March 31,
                                  31, 1998         30, 1998             1998            1998
                               -------------     -------------     -------------    -------------
Net Income (Loss)              $  (1,108,816)    $      (8,137)    $        0.00    $        0.00

Per Share Net Income (Loss)
    Basic                      $       (0.68)    $        0.00     $        0.00    $        0.00
    Diluted                    $       (0.68)    $        0.00     $        0.00    $        0.00

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussions should be read in conjunction with our Consolidated Financial Statements and the related notes included elsewhere in this prospectus.

                                          Year Ended Dec. 31,             Three Months Ended March 31,
                                -------------------------------------     ----------------------------
                                    1999           1998         1997          2000             1999
                                -----------     -----------     -----     ------------       ---------
Revenue:                                 --              --        --               --              --
Expenses (including selling,
general and administrative)     $ 7,474,757     $ 1,108,394     $ 200     $(10,983,042)      $(965,059)
                                -----------     -----------     -----     ------------       ---------
Net earnings (loss)             $(7,329,280)    $(1,116,953)    $(200)    $(11,075,071)      $(959,470)
                                ===========     ===========     =====     ============       =========

RESULTS OF OPERATIONS

QUARTER ENDED MARCH 31, 2000 COMPARED TO THE QUARTER ENDED MARCH 31, 1999

Revenue

        We have not generated any revenues since inception. The only income we generated during the first quarter of 2000 was interest income on the net proceeds from the $32.8 million private placement. Interest income for the first quarter of 2000 was $57,367 compared to $5,589 for the same period in 1999. The increase in interest income is attributable to interest earned on the proceeds from the private placement.

Expenses

        Our total expenses increased to $10,983,042 from $965,059 for the three months ended March 31, 2000 and 1999. The increase was due primarily to:

        -    compensation expense recorded for below market stock option grants,

        -    increased marketing and development activity,

        - the expansion of our executive management team and the addition of certain advisors, and

        -    costs associated with our restructuring.

Net Income (Loss):

        During the three months ended March 31, 2000, we incurred losses of $(11,075,071) compared to losses of $(959,670) during the same period in 1999. Included in the loss for the period were:

        - $7,566,083 in expenses associated with below market stock option grants, of which $6,806,250 relate to options that vested in the first quarter, none of which have been exercised,

        -    $1,122,698 in payroll costs,

        -    $373,000 in legal and professional fees,

        -    $607,000 in outside services,

        -    $100,000 in financing costs,

        -    $280,000 in marketing costs,

        -    $290,000 in delivery equipment maintenance costs, and

        -    $201,000 in recruiting expenses.

        Because we are in the early growth stage, we anticipate that we will continue to incur operating losses and cash flow deficiencies for the foreseeable future.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

Revenue

        The only income we generated during 1999 and 1998 was interest income on our subscription receivables. Interest income for 1999 was $151,276 as compared to $2,214 for 1998. The increase in interest income is attributable to the amount of subscription receivables carried during 1999 versus 1998. Most of the receivables have been collected and interest income from this source will be substantially less in future periods.

Expenses

        Our total expenses for 1999 increased substantially as compared to the previous period in 1998 because of the time period we had operations in 1999 as compared to 1998. Operations did not begin until September 30, 1998 (three months) as compared to operations for the full year of 1999. We did not engage in any ongoing business and incurred expenses related to finding and funding a development stage enterprise. We investigated many potential acquisition targets and succeeded in creating one entity, Telenisus Corporation, and acquiring another entity, RateXchange I, Inc.

        We funded Telenisus Corporation with an original equity capitalization of $75,000 and loans that were repaid. We also covered certain of the Telenisus operating expenses that were not reimbursed. Further funding of Telenisus was completed on its own and did not affect our operations.

        RateXchange I, Inc. is now our only operating subsidiary and during 1999, it was reliant primarily on our financing activities for its operations.

        Total expenses for 1999 were $7,474,757 for the year and consisted of the following:

        -    $1,537,300 for write down of goodwill;

        -    $863,750 for bad debt expense from advances to A1 Internet, Inc.;

        - $2,522,222 for legal, accounting, consulting and other operational expenses related to business development;

        -    $1,325,106 for payroll and payroll taxes;

        -    $501,839 for office and other administrative expenses;

        -    $342,762 for travel; and

        -    $381,778 for other miscellaneous expenses.

        Total expenses for 1998 related to operations since September 30, 1998 and only included the activity of RateXchange because there were no subsidiaries operating in 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

Revenue

        The only income we recorded in 1998 related to interest income of $2,214 which was from subscriptions receivable. There was no income for 1997 because we did not have any material operations in that year.

Expenses

        Total expenses for 1998 were $1,108,394 for the year and consisted of the following:

        -    $885,000 for bad debt expenses from advances to A1 Internet, Inc.;

        - $44,855 for the write down of goodwill from the purchase of PolarCap, Inc.; and

        -    $178,539 for other miscellaneous expenses.

        Total expenses for 1997 were $200 for miscellaneous expenses.


ANTICIPATED INCREASE TO OPERATING LOSS


The Company recently engaged new auditors who are going to reaudit the Company's accounting records for 1997, 1998 and 1999. A preliminary review of the accounting records indicates that certain transactions in 1999 and 1998 involving common stock issued in exchange for services received, conversion of bridge financing and arrangement of financing appear to have been recorded at a price lower than that generally available in the marketplace. As disclosed in the Company's Annual Report on Form 10-K, the Company determined the value of these stock transactions. An element of that determination was the consideration of certain variables such as whether the stock being issued was restricted and, if so, the level of those restrictions. One such restriction was a requirement that the stock recipient hold the shares for at least a year before selling them. Another restriction was that the Company generate $10 million in revenue over a 12 month period before the restriction on sale is lifted. To date the Company has not generated any revenue from operations. As a result, some of the stock was issued at a discount. An issue has arisen, which will be addressed during the reaudit, as to whether the difference between the price of the shares and the value that others in the marketplace placed on the shares ought to be reflected as an expense in the financial statements.



The expense amounts in question involve 7,504,347 shares of common stock issued at $1,319,506. No determination has been made as of this date regarding the appropriated valuation of the stock on the date issued due to the following factors:



   o Shares were being issued via a private placement memorandum at an average price of $1.07.



   o Shares trading on the over the counter market traded between $4.50 and $8.88.



   o The shares being traded on the over the counter market were limited in availability and the trading process itself was somewhat cumbersome.



   o Liquidity in the stock was provided through the private placement process, versus the over the counter market.


At this time the outcome of the reaudit and the resolution of any other potential issues that may arise is uncertain.

LIQUIDITY AND CAPITAL RESOURCES

        We have financed our operations to date primarily through the sale of equity securities. We have been unprofitable since inception and we have incurred net losses in each year.

        We had working capital of $25,859,000 at March 31, 2000 compared to negative working capital of $(128,733) on December 31, 1999. In March 2000 we closed a $32.8 million private placement, netting $30.1 million after expenses. These funds should be sufficient to cover our operations and working capital requirements for the next twelve (12) months. Nevertheless, we may be forced to seek additional financing sooner than expected.

        Our operating activities used $1,669,000 during the three months ended March 31, 2000 due primarily to our:

        -    increased marketing and development,

        -    expansion of our executive management team, and

        -    increased professional services and consulting costs.

Our operating activities used $2,827,690 during the twelve months ended December 31, 1999 due primarily to our:

        -    operating losses,

        -    increased business development,

        -    expansion of our executive management team,

        -    acquisitions and integration of acquisitions,

        -    identification and analysis of prospective acquisition candidates,

        -    legal, accounting and consulting expenses, and

        -    lease deposits and payments and other operating expenses.


        Our investing activities used $638,000 during the three months ended March 31, 2000, due primarily to the purchase of capital equipment. Our investing activities consumed $1,525,738 during the twelve months ended

December 31, 1999, primarily to purchase capital equipment and for the identification, acquisition and integration of acquisition targets.

        Financing activities generated $32,863,000 during the three months ended March 31, 2000. Financing activities during the three months ended March 31, 2000 consisted primarily of proceeds from sales of common stock. Between February and March 2000, we sold to accredited investors a total of 2,733,329 shares of our restricted common shares plus warrants to purchase 1,366,673 shares of our common stock at an exercise price of $14.40 per share. The shares were sold at a subscription price of $12.00 per share. After deducting the expenses related to the offering, we received $30,135,000. The proceeds of the sales of common stock were and will be used to accelerate deployment of our delivery hubs, expand our online marketplace for telecommunications products and enhance our geographic reach and product line.

        Financing activities generated $4,276,527 during the twelve months ended December 31, 1999. Financing activities during the twelve months ended December 31, 1999 consisted primarily of proceeds from sales of common stock. The proceeds of the sales of common stock were and will be used for acquisitions, business development, accounts payable, equipment purchases, and for general working capital. The various sales of common stock are as follows:

        - Between November 1998 and March 1999, we sold a total of 1,864,688 shares of our restricted common shares to accredited investors. The shares were sold at an effective subscription price of $1.07 per share. After deducting the offering expenses related to the offering, we received $1,745,000 in cash, of which approximately $1,631,188 was advanced to A1 Internet as working capital and for debt repayment.

        - In January 1999, we sold 916,574 shares of common stock to certain related parties at a price of $.10 per share for notes. In March 1999, we sold 3,112,500 additional common shares as part of the above private placement offering at an effective price per share of $1.07 for notes. As of December 31, 1999, we collected a total of approximately $1,924,126 from note repayments from both the January and March offerings.

        - In the second quarter 1999, we sold 515,188 shares of stock for $1.60 per share in a second private placement and received a total of $628,272 net proceeds.


        In March 2000, we executed a Master Lease Line Commitment Agreement, which has a minimum term of either 36 or 48 months (depending upon the type of equipment we lease). Pursuant to this agreement, we are entitled to lease equipment that has a cost or sale price which, in the aggregate, does not exceed $10,000,000. Our periodic lease payments are determined by multiplying the cost or sale price of the equipment leased by a lease rate factor of either .03277 or
 .02633, depending upon the type of equipment. We are also responsible for all taxes, shipping, transportation, installation, services and other expenses related to the equipment we lease pursuant to the agreement.


        We are executing an overall business plan that requires significant additional capital for among other uses:

        -    additional equipment and facilities,

        -    expansion into new domestic and international markets,

        -    additional management and personnel,

        -    development of additional products and services; and

        -    acquisitions.

        Furthermore, our funding of working capital and current and future operating losses will require additional capital investment. We do not currently possess a bank source of financing and we have not had any revenues. We anticipate that the funds we obtained from our private placement and our lease line commitment should be sufficient to cover our capital needs.

        Our business and operations have not been materially affected by inflation during the periods for which financial information is presented.

OUTLOOK

        Historically, we have not had any long-term successful business operations and we are concentrating our efforts in developing a new business model for business-to-business e-commerce products and services for the telecommunications sector. We are in an early stage of development and we are subject to all the risks inherent in the establishment of a new business enterprise. To address these risks, we must:

        - establish market acceptance for our online exchange and other products and services,

        -    continue to retain, attract and motivate qualified personnel,

        - effectively manage our capital to support the expenses of developing and marketing new products and services,

        - implement and successfully execute our business and marketing strategy,

        -    respond to competitive developments, and

        - continue to develop and upgrade our exchange and delivery hub technology.

        The foregoing contains forward-looking statements that involve risks and uncertainties, including but not limited to, changes in our business strategy, our inability to raise sufficient capital, general market trends and conditions, and other risks detailed above in "Risk Factors." Actual results may vary materially from projected results.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to equity price risk on the marketable portion of our equity securities. We own 100,000 shares of unregistered common stock of A1 Internet.com Inc. (OTC Bulletin Board: AWON). A1 Internet is a relatively new company that has historically experienced volatility in its stock prices. At March 31, 2000, 100,000 shares of publicly traded common stock of A1 would have been valued at $400,000. We estimate our equity price risk to be a potential loss in fair value equal to the entire value of the A1 Internet stock. Actual results may differ. Currently, we carry the value of the A1 Internet stock at par value because of the stock's price volatility and restricted nature and A1 Internet's lack of operations and profitability. We have not attempted to reduce or eliminate our market exposure on these securities.

        The remainder of our investment portfolio consists of equity securities in private companies, including Telenisus Corporation, which are not publicly traded. These investments are recorded at the lower of cost or fair market value (if determinable by the Board of Directors). This method of valuation does not result in increases or decreases in the fair value of these equity securities in response to changes in market prices. Thus, these equity securities are not subject to equity price risk.

        Other than the securities described above, we have not invested in any market rate sensitive instruments held for either trading purposes or for purposes other than trading. The carrying values of our financial instruments including cash, cash equivalents, interest receivable, deposits, accounts payable, accrued expenses and notes payable approximate fair value because of the short maturity of these instruments. As a result we are not subject to interest rate risk, foreign currency exchange rate risk, commodity price risk or other relevant market risks.

                                   MANAGEMENT


        The following sets forth certain information regarding our directors and executive officers as of July 18, 2000:



       Name                               Age                         Position
       ----                               ---                         --------
Donald H. Sledge                           60             Chairman of the Board of Directors and Chief Executive Officer

Christopher J. Vizas                       50             Director

D. Jonathan Merriman                       39             Director

Ronald E. Spears                           51             Director

Gordon Hutchins, Jr.                       51             Director

Ross Mayfield                              29             President

Paul Wescott                               42             Executive Vice President and Chief Operating Officer

Philip Rice                                42             Executive Vice President and Chief Financial Officer


DIRECTORS



DONALD H. SLEDGE,

        Director since September 1999 and Chairman and Chief Executive Officer since February 2000. Mr. Sledge is also the Chairman of the Board and Chief Executive Officer of RateXchange I, Inc. Previously, he served as

Vice Chairman and Chief Executive Officer of TeleHub Communications Corporation, a next generation ATM-based telecommunications company. From 1994 to 1995, Mr. Sledge was President and Chief Operating Officer of WCT, a $160 million long-distance telephone company which was one of Fortune Magazine's 25 fastest growing public companies before it was acquired by Frontier Corporation. Mr. Sledge has also served as:

        - head of operations for New T&T, a Hong Kong based start-up company competing with Hong Kong Telephone,

        - Chairman and Chief Executive Officer of New Zealand Telecom International,

        - a member of the executive board of TCNZ, where he led privatization and public offerings,

        - Managing Director of New Zealand's largest operating telephone company, Telecom Auckland Ltd., and

        -    President and Chief Executive Officer of Pacific Telesis
             International.

One of the subsidiaries of TeleHub Communications, TeleHub Network Services Corporation, filed for bankruptcy several months after Mr. Sledge resigned from TeleHub. Mr. Sledge holds a Master of Business Administration degree and a Bachelor of Arts degree in Industrial Management from Texas Technological University.

CHRISTOPHER J. VIZAS,

        Director since February 2000. Mr. Vizas is currently the Chairman and Chief Executive Officer of eGlobe, Inc. Mr. Vizas was elected Chairman and appointed CEO of this Nasdaq traded company in December 1997. eGlobe, Inc. operates in 41 nations and territories around the world and originates telecommunications traffic in more than 90 countries. It provides global enhanced telecommunications services, primarily Internet protocol-based services, to carriers around the world. Through longstanding affiliations with dominant carriers in key markets world-wide, eGlobe is building an intelligent IP network. Current products and services of eGlobe, Inc. include IP voice, IP fax, a range of calling card capabilities and unified messaging, along with a global routing validation and billing competence. Mr. Vizas has extensive experience in the structuring, development and early stage financing of telecommunications and information technology business in North America, Europe and Asia. Among other ventures, he was the co-founder of Orion Network Systems, the first private multinational satellite company, and served as its Director and Vice Chairman.

        Between March 1995 and April 1997, Mr. Vizas was Chief Executive Officer of Quo Vadis International, LLC, a Delaware company providing financial and investment advice. Between April 1994 and March 1995, he was Managing Director of Kouri Capital Group, a private company that also provides financial and investment advisory services. Prior to pursuing his business interests, Mr. Vizas held various positions in the United States government, serving in the White House Office of Telecommunications Policy, as Special Counsel to the U.S. Privacy Commission and on the staff of the U.S. House of Representatives. He has represented the United States in international proceedings and has advised other governments with regard to ITU and trade issues. Mr. Vizas is a graduate of Yale University.

D. JONATHAN MERRIMAN,

        Director since February 2000. Mr. Merriman is currently on the Board of Directors of First Security Van Kasper, BigStar Entertainment, SSE Telecom, Leading Brands Inc. (formerly Brio Industries) and Fiberstars, Inc. He brings with him 19 years of broad-based institutional investment experience. In June 1998, Mr. Merriman became Managing Director and Head of the Equity Capital Markets Group of First Security Van Kasper. In this capacity, he oversees the Research, Institutional Sales, Equity Trading Syndicate and Derivatives Trading departments. As a First Security Van Kasper board member, Mr. Merriman also serves on the Management Committee, the Executive Committee, the Commitment Committee and the First Security Van Kasper Advisors Investment Committee.

        Since June 1997, Mr. Merriman has served as Managing Director and head of Capital Markets at The Seidler Companies in Los Angeles, where he also serves on that firm's Board of Directors. Since December 1990, he has served as Managing Director of Imperial Capital. Prior to Seidler, Mr. Merriman was Director of Equities for Dabney/Resnick/Imperial, LLC where he increased that firm's equity department from two principals to a sales, research and trading operation comprising over 35 professionals. In 1989, Mr. Merriman co-founded the hedge fund company Curhan, Merriman Capital Management, Inc., which managed money for high net worth individuals and corporations in a market neutral strategy. Prior to Curhan, Merriman Capital Management, Inc., he worked in the Risk Arbitrage Department at Bear Stearns & Co. as a trader/analyst where he covered hedge and arbitrage funds, researched special situations, and managed a position trading account for the firm. Mr. Merriman began his career with Merrill Lynch's Investment Banking Division where he worked on public offerings for growth companies. He then joined Merrill Lynch's Institutional Equity Sales Department, covering both mainstream institutions and equity hedge funds, while completing coursework at New York University's Graduate School of Business. Mr. Merriman received his Bachelor of Arts in Psychology from Dartmouth College.

RONALD E. SPEARS

        Director since March 2000. Since May 1999, Mr. Spears has overseen the formulation and implementation of CMGI Solutions' corporate-wide development related to strategic planning, corporate vision, marketing, business alliances and communications as CMGI Solutions' President and Chief Executive Officer. He has over 20 years of leadership in the communications industry, and has managed both telecommunications start-ups and established long distance powerhouses. Mr. Spears joined CMGI Solutions after serving as an executive officer of e.spire Communications, Inc., one of the nation's fastest growing integrated communications providers. As President and Chief Operating Officer of e.spire Communications, Mr. Spears was responsible for day-to-day business operations, including marketing, sales, customer service, network planning and implementation, technology support and information systems. Previously he was Corporate Vice President at Citizens Utilities, managing that company's independent telephone company operations in 13 states, as well as director of CLEC operations in five markets. He also served as President of MCI's Midwest Division, from 1984 to 1990. A pioneer of the competitive long distance industry, Mr. Spears began his career in telecommunications as a Manager of AT&T Longlines, following eight years as an officer in the U.S. Army. He is a graduate of the United States Military Academy at West Point and also holds a Master's Degree in Public Service from Western Kentucky University.


GORDON HUTCHINS, JR.

        Director since June 2000. Since January 1996, Mr. Hutchins has served as a director of Star Telecommunications, Inc., an international long distance carrier. Since July 1989, Mr. Hutchins has been President and Chief Executive Officer of GH Associates, Inc., a telecommunications consulting firm. Prior to founding GH Associates, Mr. Hutchins served as President and Chief Executive Officer of ICC Telecommunications, a competitive access provider, and held senior management positions with several other companies in the telecommunications industry.


EXECUTIVE OFFICERS

Ross Mayfield

        Mr. Mayfield was appointed our President in February 2000. He is a co-founder of RateXchange, Inc. and has also served as an officer of RateXchange I, Inc. since July 1999. Mr. Mayfield was previously the marketing director for a privately held telecommunications group in the Baltic States and was the lead manager of the group's initial public offering. He founded:

        - a Web design/software development company headquartered in Tallinn, Estonia, and

        - an Internet service provider that provides access on cable TV networks in Estonia and Lithuania.

Mr. Mayfield is also a former foreign and telecommunications policy advisor to the Office of the President of Estonia and started his career in the nonprofit sector in Washington DC. Mr. Mayfield holds a Bachelor of Arts degree in Political Science from the University of California at Los Angeles.

Paul Wescott

        Mr. Wescott was appointed our Executive Vice President and Chief Operating Officer in February 2000. He has also served as an officer of RateXchange I, Inc. since September 1999. Prior to joining RateXchange I, Inc., Mr. Wescott was the vice president of marketing and interim Chief Executive Officer of TimeShift, a business-to-business e-commerce company that provides telecommunications carriers with a real-time transaction-processing network for deploying and billing new services. He has 18 years of competitive telecommunications experience with Sprint in marketing, business development, sales, operations, product development, external affairs and network planning. Following the passage of the Federal Telecommunications Act of 1996, Mr. Wescott was responsible for the deployment of Sprint's competitive local exchange carrier in a seven-state region. Previously, he developed joint marketing programs and new national distribution channels for both the consumer and small business markets. Mr. Wescott has a Bachelor of Arts degree in history from the University of California at Berkeley and a Master of Business Administration degree in finance from the University of San Francisco.

Philip Rice

        Philip Rice was appointed our Executive Vice President and Chief Financial Officer in March 2000. Mr. Rice was previously Vice President and Treasurer for Transamerica Corporation, a diversified financial services company. Mr. Rice was part of Transamerica's Senior Management and was head of the Treasury Department, responsible for all corporate treasury functions including finance, debt management, cash management, risk management, capital markets, securitization and asset liability management. Prior to joining Transamerica, Mr. Rice headed Atlas-Pleiades Partners, an investment firm he founded in San Francisco. Prior to forming that company, Mr. Rice held senior financial management positions with several firms including SBC Warburg, Goldman Sachs and AIG Financial Products Corporation. Mr. Rice received his Bachelor of Arts degree from Williams College, where he was elected Phi Betta Kappa and received the Horace Clark Prize for outstanding scholarship. He also holds a Master of Business Administration degree from the University of California, Berkeley, where he received the ARCO Prize for outstanding scholarship.

OTHER KEY EMPLOYEES

        Russell Matulich, 36, is Vice President of Sales and Marketing. We hired Mr. Matulich in 1999. From 1998 until 1999, as the vice president of global sales and marketing for WorldPort Communications, Mr. Matulich managed a global sales force that targeted carriers, high-end corporate accounts and ISPs, primarily in Europe. Prior to that, Mr. Matulich held the position of Vice President of Regional Sales at Frontier Telecommunications, where he recruited and hired one of the highest producing carrier sales forces in the nation and was awarded Frontier's highest sales award. From 1996 until 1997, Mr. Matulich was Vice President of the West Region at Citizen Communications. Mr. Matulich has over 15 years of experience in the development, implementation and management of marketing programs for both start-up venture and established telecommunications corporations competing in international markets.

        J. Terry Ginn, 54, is Vice President of Software Engineering and Development, responsible for developing the architecture and the platform on which RTBX will operate. We hired Mr. Ginn in 1999. Mr. Ginn performs a leadership role in the engineering of the RateXchange Web site and other services. Previously the Director of Engineering of SRI International from 1993 until 1999, Mr. Ginn was responsible for profit and loss for multiple programs, with additional responsibilities including planning, marketing, program management, operations and personnel management. With software skills acquired from developing over 1 million lines of code in multiple operating systems and languages, he has a broad range of competencies in software design and engineering. While working at Hughes Aircraft Company, Mr. Ginn performed initial systems requirements analysis and design using object-oriented techniques, and he developed software processes and procedures at Lockheed Sanders. Mr. Ginn holds a Bachelor of Science degree and a Master of Science degree in Mathematics from the University of Kentucky.

        R. Nick Cioll, 41, is the Vice President of Trading Operations. He supervises the development and implementation of our credit, settlement and payment mechanism for bandwidth trade. We hired Mr. Cioll in 1999. Mr. Cioll has over 10 years of broad-based senior management experience in finance, international business development and marketing, strategic planning, mergers and acquisitions, initial and secondary public financings, and strategic planning in the electricity, energy, chemicals, metals and e-commerce industries. As Vice President of Automated Power Exchange until October 1999, Mr. Cioll was responsible for leading the sales and marketing group in a company that is a private developer of power exchanges and business-to-business e-commerce for electricity. During this time he led development of Automated Power Exchange's marketing strategies and tactical plans to expand the business. From 1995 to 1998, Mr. Cioll was the Director of Business Development at Kaiser Aluminum. Mr. Cioll has a Bachelor of Science degree in economics from Louisiana State University and a Master of Science in finance and Master of Business Administration degree from the University of New Orleans. He is also a licensed Certified Public Accountant.

                             EXECUTIVE COMPENSATION

        The following table sets forth information regarding the compensation paid for services rendered during the last three completed fiscal years to our Chief Executive Officer and other executive officers, as well as certain executive officers of our subsidiary, RateXchange I, Inc., who we appointed executive officers in February 2000, and whose annual salary, bonus and other compensation exceeded $100,000 in 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                                ----------------------------------
                                                 Annual Compensation                    Awards             Payouts
                                          ------------------------------------  ----------------------     -------
                                                                                Restricted  Securities
   Name and Principal                                             Other Annual    Stock     Underlying      LTIP       All Other
        Position               Year        Salary        Bonus    Compensation    Awards      Options      Payouts    Compensation
------------------------     --------     --------     --------   ------------  ---------   ----------     -------    ------------
Douglas Cole (1)                 1999     $126,000     $125,000     $      0     $      0      100,000     $      0     $      0
      Chairman and Chief
      Executive Officer          1998          N/A          N/A          N/A          N/A          N/A          N/A          N/A

                                 1997          N/A          N/A          N/A          N/A          N/A          N/A          N/A

Edward Mooney (2)                1999     $ 90,000     $125,000     $      0     $      0      100,000     $      0     $      0
      Executive Vice
      President,                 1998          N/A          N/A          N/A          N/A          N/A          N/A          N/A
      Secretary and
      Treasurer                  1997          N/A          N/A          N/A          N/A          N/A          N/A          N/A

Donald Sledge (3)                1999     $ 94,653     $ 75,000     $      0     $      0      100,000     $      0     $      0
      Chairman and Chief
      Executive Officer          1998          N/A          N/A          N/A          N/A          N/A          N/A          N/A

                                 1997          N/A          N/A          N/A          N/A          N/A          N/A          N/A

Ross Mayfield (4)                1999     $ 87,619     $      0     $      0     $      0      100,000     $      0     $      0
      President
                                 1998          N/A          N/A          N/A          N/A          N/A          N/A          N/A

                                 1997          N/A          N/A          N/A          N/A          N/A          N/A          N/A

Paul Wescott (5) Chief           1999     $ 64,230     $      0     $      0     $      0      150,000     $      0     $      0
      Operating Officer
                                 1998          N/A          N/A          N/A          N/A          N/A          N/A          N/A

                                 1997          N/A          N/A          N/A          N/A          N/A          N/A          N/A


(1) Mr. Cole was hired as an officer on April 1, 1999 and resigned in February 2000. Mr. Cole's annual salary was $168,000 plus a bonus, pursuant to his employment agreement. Mr. Cole's bonus of $125,000 accrued at year end on the Company's books; however, the bonus was not paid to Mr. Cole until 2000.

(2) Mr. Mooney was hired as an officer on April 1, 1999 and resigned as Executive Vice President in February 2000 and as Secretary and Treasurer in March 2000. Mr. Mooney's annual salary was $120,000 plus a bonus, pursuant to his employment agreement. Mr. Mooney's bonus of $125,000 accrued at year end on the Company's books; however, the bonus was not paid to Mr. Mooney until 2000.


(3) Mr. Sledge was hired on September 15, 1999 as one of our directors and as the Chairman and CEO of RateXchange I, Inc., one of our subsidiaries. Mr. Sledge was appointed our Chairman and Chief Executive Officer in February 2000. Mr. Sledge's annual salary at RateXchange was $300,000 plus a bonus, pursuant to his employment agreement. Mr. Sledge also received approximately $1,000 each month for car allowance and approximately $1,000 each month for payment of whole life insurance premiums.


(4) Mr. Mayfield was hired as an executive officer of RateXchange I, Inc., one of our subsidiaries, in July 1999. While employed at RateXchange I, Mr. Mayfield served, at various times during 1999, as Vice President of Sales and Marketing, Chief Operating Officer and President. Mr. Mayfield's annual salary at RateXchange I during 1999 was $165,000, plus a bonus, pursuant to his employment agreement. We appointed Mr. Mayfield as our President in February 2000.

(5) Mr. Wescott was hired as an executive officer of RateXchange I, Inc., one of our subsidiaries, in September 1999. While employed at RateXchange I, Mr. Wescott served, at various times during 1999, as an Executive Vice President, Chief Operating Officer and Vice President of Business Development. Mr. Wescott's annual salary at RateXchange I during 1999 was $165,000, plus bonuses, pursuant to his employment agreement. We appointed Mr. Wescott our Chief Operating Officer in February 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information regarding options granted during fiscal year 1999 to the named executive officers. No stock appreciation rights were granted in 1999.

                                         Individual Grants
                   ----------------------------------------------------------------
                    Number of         Percent of                                            Potential Realizable Value at
                    Securities       Total Options                                      Assumed Annual Rates of Stock Price
                    Underlying        Granted to       Exercise or                          Appreciation for Option Term
                     Options         Employees in     Base Price Per    Expiration      -----------------------------------
    Name             Granted             1999            Share(1)          Date            5% ($)                 10% ($)
-------------      -----------       -----------       -----------      -----------     ------------            -----------
Douglas Cole           100,000              3.28%      $      1.60           1/2004      $ 44,205.05            $ 97,681.60

Edward Mooney          100,000              3.28%      $      1.60           1/2004      $ 44,205.05            $ 97,681.60

Donald Sledge          100,000              3.28%      $      2.75          10/2004      $ 75,977.42            $167,890.25

Ross Mayfield           40,000              1.31%      $      2.50           7/2004      $ 27,628.15            $ 61,051.00

                        60,000              1.97%      $      2.75           7/2004      $ 45,586.45            $100,734.15

Paul Wescott           150,000              4.92%      $      2.75           9/2004      $113,966.13            $251,835.37

        (1) The exercise prices of the options included in this table reflect the board's bona fide estimation of market value of the shares on the various grant dates. The shares underlying each of these options are restricted shares.

COMPENSATION OF DIRECTORS

        Directors of the Company may receive stock option grants for service on the board at the sole discretion of non-interested board members. Messrs. Cole and Mooney each received options to purchase 100,000 shares of the Company's common stock in January 1999 at an exercise price of $1.60 per share for their services as board members. Mr. Glen received options to purchase 175,000 shares of Company stock in April 1999 at an exercise price of $1.60 per share for his service as a board member. For their services on the board, Messrs. Sledge and Dixon each received options to purchase 100,000 shares of Company stock in October 1999 at an exercise price of $2.75 per share. RateXchange's non-employee directors receive $500 for each board meeting attended in person and $100 for each board meeting attended telephonically, plus out-of-pocket expenses. There is no separate compensation for committee meeting attendance.

EMPLOYMENT AND TERMINATION AGREEMENTS

        As part of our restructuring to focus on the business of RateXchange I, Inc., Mr. Cole agreed to resign his position as an executive officer of the Company, effective February 2000. Mr. Mooney resigned his positions as a director and an executive officer in February 2000. In March 2000, Mr. Mooney resigned as Secretary and Treasurer of the Company. Pursuant to severance agreements the Company and Messrs. Cole and Mooney executed, Mr. Cole and Mr. Mooney will continue to provide consulting services to us during our transition phase. During this phase, Messrs. Cole and Mooney will receive consulting fees and six-months' severance pay. They may also receive performance bonuses and health insurance.

        Also in February 2000, we appointed Donald Sledge our Chairman and Chief Executive Officer, Ross Mayfield our President and Paul Wescott our Chief Operating Officer. In March 2000, we appointed Philip Rice our Executive Vice President and Chief Financial Officer. We have executed or intend to execute separate employment agreements with Messrs. Sledge, Rice, Mayfield and Wescott.

        Mr. Sledge's employment agreement provides for an annual base salary of $300,000, an annual incentive bonus of up to 50% of base salary, stock purchase rights, an expense reimbursement and other employee benefits. Pursuant to this agreement, Mr. Sledge's employment may be terminated for cause or upon death or disability so long as we pay all compensation owed as of the date of termination. Mr. Sledge's employment may be terminated without cause if we pay
(1) severance pay equal to one year's annual salary and (2) a bonus payment of $150,000.

        Mr. Rice's employment agreement provides for an annual base salary of $200,000, an annual incentive bonus of up to 50% of his base salary, option rights and other employee benefits. Pursuant to this agreement, Mr. Rice's employment may be terminated for cause, or upon death or disability, and all of our obligations to pay compensation and provide benefits shall thereafter cease. Mr. Rice's employment may be terminated without cause if we pay to Mr. Rice his base salary for twelve months following termination, as well as a lump sum payment of $100,000, and provide Mr. Rice certain other benefits.

        We intend to enter into an employment agreement with Mr. Mayfield that provides for an annual base salary of $165,000, an annual incentive bonus of up to 50% of Mr. Mayfield's base salary, option rights and other employee benefits. Pursuant to this agreement, Mr. Mayfield's employment may be terminated for cause or upon death or disability, and all of our obligations to pay compensation and provide benefits shall thereafter cease. Mr. Mayfield's employment may be terminated without cause if we pay Mr. Mayfield's base salary for twelve months following termination, as well as a lump sum payment of $100,000, and provide Mr. Mayfield certain other benefits.

        We intend to enter into an employment agreement with Mr. Wescott that provides for an annual base salary of $200,000, an annual incentive bonus of up to 50% of his base salary, option rights and other employee benefits. Pursuant to this agreement, Mr. Wescott's employment may be terminated for cause, or upon death or disability, and all of our obligations to pay compensation and provide benefits shall thereafter cease. Mr. Wescott's employment may be terminated without cause if we pay to Mr. Wescott his base salary for twelve months following termination, as well as a lump sum payment of $100,000, and provide Mr. Wescott certain other benefits.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


        Prior to creating the Compensation Committee during 1999, members of the board performed all functions currently delegated to the committee. During 1999, the following directors served as Compensation Committee members: Douglas Cole, John Dixon and Douglas Glen. Currently, the Compensation Committee is composed of Jonathan Merriman, Ronald Spears and Gordon Hutchins, Jr. John Dixon, Douglas Glen and Douglas Cole resigned from the Committee in 2000 in conjunction with their resignations from the board.


        DOUGLAS COLE


        In addition to his membership on the Compensation Committee, until February 2000 Mr. Cole was our Chief Executive Officer, President and Principal Financial Accounting Officer. Furthermore, in 1999, Mr. Cole served as Chief Executive Officer of PolarCap, Inc., our wholly-owned subsidiary and director of RateXchange I, Inc., another subsidiary.



        Mr. Cole is acting Chief Executive Officer and a director of Fulcrum International, Inc. Mr. Glen, one of our former Compensation Committee members, was also a director of Fulcrum and has served on its compensation committee or board equivalent.



        Mr. Cole was promisor on two notes held by us for the purchase of Company shares in the principal amounts of $22,257.40 and $125,000 and dated January 2, 1999, and December 18, 1998, respectively. Interest on both notes was 6 1/2 % APR, and, together with any unpaid principal on the notes, was due on January 2, 2001, and December 18, 2000, respectively. The greatest aggregate amount outstanding on the notes during 1999 was approximately $23,703 and $133,000, respectively, on December 31, 1999. In February 2000, Mr. Cole fully satisfied his obligations under the January 2, 1999 note; however, because Mr. Cole paid the entire principal amount owed under this note early at our request, we agreed to waive unpaid accrued interest in the approximate amount of $1,500. In March 2000, Mr. Cole paid the December 18, 1998 note in full, including all accrued interest.


        JOHN DIXON

        During 1999, John Dixon was as a member of the Compensation Committee; however, he has never been an officer or employee of the Company or its subsidiaries. Mr. Dixon resigned as a director in February 2000.

        DOUGLAS GLEN


        During 1999, Douglas Glen was a member of the Compensation Committee; however, he has never been an officer or employee of the Company or its subsidiaries. Mr. Glen is a director of Fulcrum International, Inc. and has served on that company's compensation committee or board equivalent. Mr. Cole, one of our Compensation Committee members, is the acting Chief Executive Officer and a director of Fulcrum. Mr. Glen resigned as our director in March 2000.


        EDWARD MOONEY

        Mr. Mooney, who participated in board deliberations regarding executive officer compensation, also served as our Executive Vice President, Secretary and Treasurer during 1999. Mr. Mooney resigned as both executive officer and director in February 2000. In addition, during 1999 Mr. Mooney served as Director and Secretary of RateXchange I, Inc., one of our subsidiaries, and Director of Telenisus Corporation, one of our former subsidiaries. Currently, he is an employee of Maroon Bells Capital Partners, Inc., a merchant investment banking firm that is a party to a consulting agreement with us.

        On December 15, 1998, we entered into an advisory agreement with Maroon Bells Capital Partners, Inc. for 18 months with an automatic 12 month renewal. We anticipate renewing the contract until at least January 2001. MBCP is one of our significant shareholders. Pursuant to the advisory agreement, MBCP provides certain advisory and business development services in exchange for a monthly advisory fee. In addition, MBCP will be paid a success fee upon the completion of certain merger and acquisition and business development activities on our behalf. The cost of the MBCP consulting agreement to us during 1999 was $120,000 in advisory fees, $315,800 in success fees for financings and acquisitions and warrants to purchase 250,000 of our shares at $2.75 per share. We anticipate paying to MBCP at least $120,000 in advisory fees and at least $150,000 in structuring and financing success fees during 2000.


        Mr. Mooney was promisor on a note held by us for the purchase of 400,000 Company shares in the amount of $87,520 and dated December 18, 1998. The note was secured and accrued interest at a rate of six and one-half percent (6 1/2%) APR, with principal and interest due in two years on December 18, 2000. The largest aggregate amount owed by Mr. Mooney during 1999 was approximately $93,550 on December 31, 1999. In February 2000, Mr. Mooney paid the note in full, including all accrued interest.


        DONALD SLEDGE

        As a board member, Mr. Sledge participated in board deliberations regarding executive officer compensation. Mr. Sledge was appointed our Chief Executive Officer in February 2000 and also served as Chief Executive Officer of RateXchange I, Inc. during 1999. Mr. Sledge's son is also an employee of RateXchange I, Inc., earning a base salary of approximately $70,000 annually.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


        The following table sets forth certain information regarding beneficial ownership of our common stock, other than directors' qualifying shares, as of July 18, 2000, by (i) each person who is known by us to own beneficially more than five percent, (ii) each of our directors and director nominees, (iii) each of our executive officers including all those who served as chief executive officer during the 1999 fiscal year and (iv) all directors and executive officers as a group.



NON-MANAGEMENT BENEFICIAL OWNERS                                  SHARES BENEFICIALLY OWNED         PERCENTAGE (1)
--------------------------------                                  -------------------------         --------------
Maroon Bells Capital Partners, Inc. (2)                                    1,800,844                       10.07%
450 Sansome Street, Suite 1550, San Francisco, CA  94111

Theodore Swindells (3)                                                     1,900,844                       10.63%
450 Sansome Street, Suite 1550, San Francisco, CA  94111




DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------
Douglas Cole (4)                                                             868,151                        4.93%

Gordon Hutchins, Jr. (5)                                                      58,333                           *

Ross Mayfield (6)                                                            230,738                        1.31%

D. Jonathan Merriman (7)                                                     309,900                        1.77%

Philip Rice (8)                                                               27,500                           *

Donald Sledge (9)                                                          1,000,000                        5.43%

Ronald Spears (10)                                                            50,000                           *

Christopher Vizas (11)                                                         50,000                          *

Paul Wescott (12)                                                             82,250                           *

All Directors and Executive Officers (13)                                  2,661,872                       13.93%


-----------------

    *   Less than one percent.


    (1) Applicable percentage ownership is based on 17,411,174 shares of common stock outstanding as of July 18, 2000. Pursuant to the rules of the Securities and Exchange Commission, shares shown as "beneficially" owned include all shares of which the persons listed have the right to acquire beneficial ownership within 60 days of the record date, including (a) shares subject to options, warrants or any other right exercisable within 60 days of the record date, even if these shares are not currently outstanding, (b) shares attainable through conversion of other securities, even if these shares are not currently outstanding,
         (c) shares that may be obtained pursuant to the power to revoke a trust, discretionary account or similar arrangement and (d) shares that may be obtained pursuant to the automatic termination of a trust, discretionary account or similar arrangement. This information is not necessarily indicative of beneficial ownership for any other purpose. Our directors and executive officers have sole voting and investment power over the shares of common stock held in their names, except as noted in the following footnotes.



    (2) Includes 1,069,469 shares of common stock beneficially held by Theodore Swindells, including Mr. Swindells' currently exercisable warrant to purchase 25,000 shares at $5.00 per share, and 200,000 shares of common stock held of record by Phillip Magiera. Messrs. Swindells and Magiera are principals of Maroon Bells Capital Partners, Inc. (MBCP). MBCP disclaims beneficial ownership of these shares. Also includes currently exercisable warrants to purchase 250,000 shares at $2.75 per share, 3,375 shares at $5 per share and 200,000 shares at $14.40 per share.



    (3) Includes 531,375 shares of common stock held of record by MBCP, including currently exercisable warrants to purchase 453,375 shares held by MBCP. Mr. Swindells, who is a principal of MBCP, may be deemed a beneficial owner of the shares held of record by MBCP. Mr. Swindells disclaims beneficial ownership of these shares. Also includes 300,000 shares of common stock held by Mr. Swindells' family and warrants to purchase 25,000 shares at $5.00 per share.



    (4) Includes 35,500 shares held by members of Mr. Cole's family. Includes currently exercisable options to purchase 100,000 shares of common stock at $1.60 per share, and 100,000 shares of common stock at $7 per share. Mr. Cole resigned as our Chief Executive Officer in February 2000 and as a director in June 2000.





    (5) Includes Mr. Hutchins currently exercisable options to purchase 58,333 shares of common stock at $5.69 per share. Mr. Hutchins also holds options to purchase 41,667 shares of common stock that are not currently exercisable.



    (6) Includes Mr. Mayfield's currently exercisable options to purchase 20,000 shares of common stock at $2.50 per share, 30,000 shares of common stock at $2.75 per share, and 164,063 shares of common stock at $7 per share. Mr. Mayfield also holds options to purchase 185,937 shares of common stock that are not currently exercisable.



    (7) Includes Mr. Merriman's currently exercisable options to purchase 50,000 shares of common stock at $7 per share. Mr. Merriman also holds options to purchase 50,000 shares of common stock that are not currently exercisable.



    (8) Includes Mr. Rice's currently exercisable warrant to purchase 4,167 shares of common stock at $14.40 per share. Mr. Rice also holds options to purchase 250,000 shares of common stock that are not currently exercisable.



    (9) Includes Mr. Sledge's currently exercisable options to purchase 100,000 shares of common stock at $2.75 per share, and 900,000 shares of common stock at $7 per share. Mr. Sledge holds additional options to purchase 600,000 shares of common stock that are not currently exercisable.



    (10) Includes Mr. Spears' currently exercisable options to purchase 50,000 shares of common stock at $7 per share. Mr. Spears also holds options to purchase 50,000 shares of common stock that are not currently exercisable.

    (11) Includes Mr. Vizas' currently exercisable options to purchase 50,000 shares of common stock at $7 per share. Mr. Vizas also holds options to purchase 50,000 shares of common stock that are not currently exercisable.



    (12) Includes Mr. Wescott's currently exercisable options to purchase 75,000 shares of common stock at $2.75 per share, and a currently exercisable warrant to purchase 2,083 shares of common stock at $14.40 per share. Mr. Wescott also holds options to purchase an additional 325,000 shares of common stock that are not currently exercisable.





    (13) The total for directors and officers as a group includes 958,226 shares of common stock and 1,697,396 shares subject to outstanding stock options that are currently exercisable, and 6,250 shares subject to outstanding warrants that are currently exercisable.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Due to our closely held nature, we have engaged in certain transactions with our officers, directors, principal shareholders and affiliates. We believe that each of the transactions described below was entered into on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal shareholders and affiliates were reviewed and passed upon by the Audit Committee of the Board of Directors.


    - Our Board of Directors authorized the issuance to Theodore Swindells, Douglas Cole and another unrelated party a total of 666,574 shares of common stock in exchange for a total of $66,657 in secured notes dated January 2, 1999. The board has placed restrictions on this stock so that the stock cannot be sold, traded, assigned, transferred or pledged until we reach $10,000,000 in gross revenues in a one-year period. Mr. Swindells is a significant shareholder, either directly or through beneficial ownership of our stock owned of record by Maroon Bells Capital Partners, Inc. Mr. Cole was one of our directors and executive officers. Interest on the notes was 6.5% APR and, together with any unpaid principal on the notes, was due on January 2, 2001. The greatest aggregate amount outstanding on the notes during 1999 was $70,990.13, on December 31, 1999. In February 2000, the parties fully satisfied their obligations under the January 2, 1999, notes. Because Messrs. Swindells and Cole paid the entire principal amount owed under these notes early at our request, we agreed to waive unpaid accrued interest in the approximate amount of $4,700.


    - On December 15, 1998, we entered into an advisory agreement with MBCP for 18 months with an automatic 12 month renewal. We anticipate renewing the contract until at least January 2001. MBCP, a merchant banking firm, is one of our significant shareholders. Pursuant to the advisory agreement, MBCP provides certain advisory and business development services in exchange for a monthly advisory fee. In addition, MBCP is paid a success fee upon the completion of certain merger and acquisition and business development activities on our behalf. The cost of the MBCP consulting agreement to us during 1999 was $120,000 in advisory fees, $315,800 in success fees for financings and acquisitions and warrants to purchase 250,000 shares of our common stock at a price of $2.75 per share. We anticipate paying to MBCP at least $120,000 in advisory fees and at least $150,000 in structuring and financing success fees during 2000.

        Theodore Swindells is a principal of MBCP. Edward Mooney, a former director and executive officer of ours, is an employee of MBCP. Mr. Mooney's interest in the consulting agreement is limited to his interest in MBCP as an employee of that company. Mr. Mooney is not a shareholder of MBCP.

    - On December 18, 1998, Douglas Cole, our former Chief Executive Officer and one of our former directors, executed a promissory note to us under which Mr. Cole purchased 250,000 shares of our common stock at a price of $0.50 per share. The note was secured and accrued interest at a rate of six and one-half percent (6 1/2%) APR, with principal and interest due in two years on December 18, 2000. The largest aggregate amount owed by Mr. Cole during 1999 on this note was approximately $133,000 on December 31, 1999. In March 2000, Mr. Cole paid the note in full, including all accrued interest.


    - On December 18, 1998, Edward Mooney, a former director and executive officer, executed a promissory note to us under which Mr. Mooney purchased 400,000 shares of our common stock at an average price of $0.2188 per share. The note was secured and accrued interest at a rate of six and one-half percent (6 1/2%) APR, with principal and interest due in two years on December 18, 2000. The largest aggregate amount owed by Mr. Mooney during 1999 was approximately $93,550 on December 31, 1999. In February 2000, Mr. Mooney paid the note in full, including all accrued interest.

    - In March 1999, we sold 525,000 shares of common stock to Theodore Swindells in exchange for a note in the amount of $560,000 and bearing interest at a rate of six and one-half percent (6 1/2%) APR, due in March 2001. Mr. Swindells' obligation under this note was fully satisfied in February 2000. Because Mr. Swindells paid the entire principal amount owed under the note more than one year early, we agreed to waive all interest accrued in the amount of approximately $25,000.

    - In conjunction with a private offering of our securities, we paid the investment banking firm First Security Van Kasper a commission consisting of 7% of the aggregate proceeds of the offering and warrants to purchase shares of our common stock in an amount equal to (a) 7% of the common stock purchased by investors at an exercise price of $12.00 per share, and (b) 7% of the warrants purchased by investors at an exercise price of $14.40 per share.


        In February 2000, RateXchange I, Inc. closed a $2,000,000 convertible note offering. The note offered was convertible into RateXchange I, Inc. common stock at a price per share to be determined in an anticipated subsequent financing of RateXchange I, Inc. As a result of our new business strategy, we offered to such note holders the right to convert their notes into our common stock at an exchange rate of $5.00 per share. In addition, we agreed to issue such holders an aggregate of 500,000 warrants to purchase common stock at $5.00 per share. Any note holders who decline this offer will be entitled to rescind their original investment and receive their principal back in full, including accrued interest. As of July 18, 2000, note holders have elected to convert $1,375,000 of the notes.



        Pursuant to the offer to convert the RateXchange I notes into our common stock, and warrants to purchase our common stock, FSVK has elected to convert its $525,000 note into 105,000 shares of common stock, as well as a warrant to purchase an additional 131,250 shares at $5.00 per share. In addition, we will issue to FSVK a warrant to purchase 40,770 shares at $5.00 per share to compensate FSVK for its services as placement agent during the RateXchange I, Inc. convertible note offering.


        Mr. Merriman, a member of our Board of Directors since February 2000, is a director of FSVK, as well as its Managing Director and Head of the Equity Capital Markets Group.


    - Also pursuant to the offer to convert the RateXchange I notes into our common stock and warrants to purchase our common stock, Theodore Swindells, one of our significant shareholders, has elected to convert his $100,000 note into 20,000 shares, as well as a warrant to purchase an additional 25,000 shares at $5.00 per share.

                              ABOUT THIS PROSPECTUS


        This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission to register 6,638,105 shares of our common stock, par value $.0001. This prospectus does not include all of the information contained in the registration statement and the exhibits to the registration statement. For further information about RateXchange and the shares, you should read the registration statement and the exhibits to the registration statement. Statements contained in this prospectus concerning documents we have filed with the SEC as exhibits to the registration statement or otherwise are not necessarily complete and, in each instance, you should refer to the actual filed document. Nevertheless, we have provided all material information from the exhibits that is relevant to this prospectus.


        We have not authorized anyone to provide you with any information that is different from the information contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy the shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of the sale of any shares.

                       WHERE YOU CAN FIND MORE INFORMATION


        We are required to file annual, quarterly and special reports and proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, Mail Stop 1-2, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information on the public reference rooms.


                                  LEGAL MATTERS

        The validity of the securities offered hereby by the selling stockholders has been passed upon for us by Snell & Wilmer, L.L.P., Salt Lake City, Utah.

                                     EXPERTS

        The consolidated financial statements of RateXchange Corporation and subsidiaries as of December 31, 1999 and 1998 and for the fiscal years then ended, as well as the results of our operations and cash flows from the years ended December 31, 1999, 1998 and 1997 and for the period from September 30, 1998 (the beginning of our development stage) to December 31, 1999, have been audited by Crouch, Bierwolf & Chisholm, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS




Financial Statements of RateXchange Corporation:

Report of Independent Auditors...................................................................................    F-2

Consolidated Balance Sheets as of December 31, 1999 and December 31, 1998........................................    F-3

Consolidated Statements of Operations for the years ended December 31, 1999, December 31, 1998, and December 31, 1997............................................................................................  F-4

Consolidated Statements of Stockholders' Equity for the period December 31, 1996 to December 31, 1999............    F-5

Consolidated Statements of Cash Flows for the years ended December 31, 1999, December 31, 1998,
  and December 31, 1997..........................................................................................    F-7

Notes to Consolidated Financial Statements.......................................................................    F-8

Unaudited Consolidated Balance Sheet as of March 31, 2000........................................................   F-16

Unaudited Consolidated Statement of Income for the three months ended March 31, 2000 and 1999....................   F-17

Unaudited Consolidated Statement of Cash Flows for the three months ended March 31, 2000 and 1999................   F-18

Notes to Unaudited Consolidated Financial Statements.............................................................   F-19

                           INDEPENDENT AUDITORS REPORT



To the
Board of Directors and Stockholders
of NetAmerica.com Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of NetAmerica.com Corporation (a Delaware corporation) (a development stage company) as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1999, 1998 and 1997 and for the period from September 30, 1998 (beginning of development stage) to December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted an audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NetAmerica.com Corporation at December 31, 1999 and 1998, and the results of its operations and cash flows from the years ended December 31, 1999, 1998 and 1997 and for the period from September 30, 1998 (beginning of development stage) to December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 14, the Company's recurring operating losses and lack of working capital raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to those matters are also described in Note 14. The financial statements do not include any adjustments that might result from outcome of this uncertainty.


/s/ Crouch, Bierwolf & Chisholm




February 29, 2000
Salt Lake City, Utah

                           NETAMERICA.COM CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEETS




                                     ASSETS
                                                                                               December 31,
                                                                                       ---------------------------
                                                                                           1999            1998
                                                                                       -----------     -----------
CURRENT ASSETS
                  Cash (Note 2)                                                        $   451,615     $   528,516
                  Interest Receivable (Note 9)                                             150,608           1,638
                  Prepaid Expenses                                                           5,814              --
                  Note Receivable (Note 9)                                               1,787,531
                                                                                       -----------     -----------
                                    TOTAL CURRENT ASSETS                                 2,395,568         530,154

PROPERTY & EQUIPMENT (NET) (NOTE 4)                                                        175,349           6,875

OTHER ASSETS
                  Investment in Affiliate (Note 13)                                         75,000              --
                  Goodwill (Note 6)                                                             --          41,117
                  Deposits (Note 2)                                                        103,305              --
                  Note Receivable (Note 9)                                                      --         300,000
                                                                                       -----------     -----------
TOTAL ASSETS                                                                             2,749,222         878,146
                                                                                       ===========     ===========

                      LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES
                  Accounts Payable and Accrued Expenses                                $ 1,639,301     $    68,200
                  Accrued Taxes (Note 7)                                                    85,000              --
                  Short Term Debt (Note 12)                                                800,000              --
                                                                                       -----------     -----------
                                    TOTAL CURRENT LIABILITIES                            2,524,301          68,200

COMMITMENTS AND CONTINGENCIES (NOTE 10)                                                         --              --

MINORITY INTERESTS (NOTE 16)                                                                    --              --

STOCKHOLDERS' EQUITY
                  Common Stock, $.0001 par value; 300,000,000 shares
                  authorized; issued and outstanding; 14,087,425 shares
                  and 7,243,023 shares, respectively                                         1,409             724
                  Capital in Excess of Par Value                                         8,891,088       2,147,518
                  Retained (Deficit) Accumulated During Development Stage               (8,667,576)     (1,338,296)
                                                                                       -----------     -----------
                  Total stockholders' equity                                               224,921         809,946
                                                                                       ===========     ===========
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $ 2,749,222     $   878,146
                                                                                       ===========     ===========




   The accompanying notes are an integral part of these financial statements.

                           NETAMERICA.COM CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                                           Beginning of
                                                                                                            Development
                                                                                                               Stage
                                                  For the               For the           For the          September 30,
                                                 Year ended           Year ended         Year ended         1998 though
                                                December 31,         December 31,       December 31,        December 31,
                                                   1999                  1998               1997                1999
                                                ------------        ------------        ------------       -------------
REVENUE                                         $         --        $         --        $         --        $         --

EXPENSES
Selling, General & Administrative                  5,048,614             174,176                 200           5,222,790
Bad Debt (Note 7)                                    863,750             885,000                  --           1,748,750
Depreciation and Amortization                         25,093               4,363                  --              29,456
Loss from write down of Goodwill (Note 6)          1,537,300              44,855                  --           1,582,155
                                                ------------        ------------        ------------        ------------

         TOTAL EXPENSES                            7,474,757           1,108,394                 200           8,583,151

OTHER INCOME (Expenses)

Interest Income                                      151,276               2,214                  --             153,490
Interest Expense                                     (13,019)            (10,773)                 --             (23,792)
Other Income                                             220                  --                  --                 220
Loss Allocated to Minority Interest                    7,000                  --                  --               7,000
                                                ------------        ------------        ------------        ------------

Income (Loss) Before Taxes                        (7,329,280)         (1,116,953)               (200)         (8,446,233)

Taxes (Note 3)                                            --                  --                  --                  --

INCOME (LOSS)                                     (7,329,280)         (1,116,953)               (200)         (8,446,233)
                                                ============        ============        ============        ============

Loss Per Common Share (Note 2)                                                                    --
         Basic                                         (0.57)              (0.68)                 --
                                                ============        ============        ============
         Fully Diluted                                 (0.57)              (0.68)
                                                ============        ============        ============
Weighted Average Number
of Shares (Note 2)                                12,863,020           1,636,919             200,000
                                                ============        ============        ============



   The accompanying notes are an integral part of these financial statements.

                           NETAMERICA.COM CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              For the Period December 31, 1996 to December 31, 1999




                                                                                   Accumulated
                                                                                  Deficit during                 Subscriptions/
                                           Common            Par       Paid-In      Development      Minority        Notes
                                           Shares           Value      Capital         Stage         Interest      Receivable
                                           -------          -----      -------    --------------     --------    --------------
Balance at December 31, 1996               200,000            20       219,823       (221,143)            --              --
Contribution by Officer/Directors               --            --         1,300             --             --              --

Net (loss) for year ended
  December 31, 1997                             --            --            --           (200)            --              --
                                         ---------           ---     ---------      ---------         ------       ---------
Balance, December 31, 1997                 200,000            20       221,123       (221,343)            --              --

Shares issued for
  services at $.001                      1,000,000           100           900             --             --              --

Shares issued for acquisition
  at $.001                               2,400,000           240         2,160             --             --              --

Shares issued for conversion of
  debt at $.34                           1,399,773           140       474,559             --             --              --

Shares issued for
  services at $1.00                         87,000             9        86,991             --             --              --

Shares issued for cash at $1.07          1,106,250           110     1,179,890             --             --              --

Less:  Offering Costs                           --            --      (118,000)            --             --              --

Shares issued for
  subscription receivable
  at an average price of $0.40           1,050,000           105       299,895             --             --        (300,000)


Net (loss) for year ended
  December 31, 1998                             --            --            --     (1,116,953)            --              --
                                         ---------     ---------     ---------      ---------      ---------       ---------
Balance, December 31, 1998               7,243,023           724     2,147,518     (1,338,296)            --        (300,000)

Options/Warrants offered at $.05
  and $.33 per share (Note 11)                  --            --       261,835             --             --              --

Shares issued for cash and notes at
  $0.10 per share (Note 8)                 916,574            92        91,565             --             --              --

Shares issued for cost
  reimbursement at $0.10 per
  share (Note 8)                           322,500            32        32,218             --             --              --

Shares issued for cash and notes
  at $1.07 per share (Net) (Note 8)      3,870,938           387     4,047,713             --             --      (3,411,657)

                                   (Continued)
                           NETAMERICA.COM CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              For the Period December 31, 1996 to December 31, 1999



                                                                                       Accumulated
                                                                                      Deficit during                 Subscriptions/
                                              Common           Par      Paid-In        Development      Minority          Notes
                                              Shares          Value      Capital           Stage        Interest       Receivable
                                              ------          -----     --------      --------------    --------     --------------
Shares issued for conversion of
  A1 Internet debt at $1.12
  (average) (Note 7)                         193,186            19       216,860             --               --              --

Shares issued for services at $1.07
  per share (Note 8)                         268,500            27       287,206             --               --              --

Shares issued for note conversion
  at $1.00 per share (Note 8)                 30,000             3        29,997             --               --              --

Shares issued for services at $1.07
  per share (Note 8)                          30,000             3        31,997             --               --              --

Shares issued for cash at $1.60
  per share (Net) (Note 8)                   515,188            52       628,220             --               --              --

Shares issued for services at $1.60
per share (Note 8)                           122,518            12       196,017             --               --              --

Shares issued for purchase of
  RateXchange at $1.60 per
  share (Note 6)                             574,998            58       919,942             --               --              --

Subscription receivables
  collected (Note 9)                              --            --            --             --               --       1,924,126

Shares issued from subsidiary for
  services (Note 16)                              --            --            --             --            7,000              --

Net (loss) for year ended
  December 31, 1999                               --            --            --     (7,329,280)          (7,000)             --
                                          ==========    ==========    ==========     ==========       ==========      ==========
Balance, December 31, 1999                14,087,425         1,409     8,891,088     (8,667,576)              --      (1,787,531)
                                          ==========    ==========    ==========     ==========       ==========      ==========


   The accompanying notes are an integral part of these financial statements.

                           NETAMERICA.COM CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                                            Beginning of the
                                                             For the           For the          For the       Development
                                                              Year              Year             Year        Stage September
                                                              Ended             Ended            Ended        30, 1998 to
                                                           December 31,      December 31,     December 31,    December 31,
                                                               1999              1998            1997             1999
                                                            -----------      -----------      -----------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net (Loss)                                                 (7,329,280)      (1,116,953)            (200)      (8,446,233)
  Adjustments to Reconcile Net Income to Net Cash
    Provided by Operating Activities
                  Depreciation and Amortization                  25,093            4,363               --           29,456
                  Bad Debt (Note 7)                             863,750          885,000               --        1,748,750
                  Write Off of Goodwill (Note 6)              1,537,300           44,855               --        1,582,155
                  Stock for Services/Expenses                   613,318           88,926               --          702,244
                  Stock for Interest                                 --           10,773               --           10,773
                  Stock for Accounts Payable conversion         (30,000)              --               --          (30,000)
                  (Increase) Decrease in Accounts
                    Receivable and Other Advances              (155,184)        (921,138)              --       (1,076,322)
                  Increase (Decrease) in Accounts
                    Payable and Accrued Expenses              1,647,313            4,000           (1,100)       1,651,313
                                                            -----------      -----------      -----------      -----------
                                    TOTAL                    (2,827,690)      (1,000,174)          (1,300)      (3,827,864)

CASH FLOWS FROM INVESTING ACTIVITIES
                  Purchase of RateXchange                      (450,000)              --               --         (450,000)
                  Payment for Purchase of Equipment            (168,322)              --               --         (168,322)
                  Payment for Deposits                         (103,305)              --               --         (103,305)
                  Cash Purchased by Stock Acquisition
                    of Subsidiary                               (82,240)           3,690               --          (78,550)
                  Advances to Affiliates                       (721,871)              --               --         (721,871)
                                                            -----------      -----------      -----------      -----------
                                    TOTAL                    (1,525,738)           3,690               --       (1,522,048)

CASH FLOWS FROM FINANCING ACTIVITIES
                  Loans and Other Debt (Net)                    800,000          463,000            1,300        1,263,000
                  Proceeds from Stock Sales                   3,557,427        1,180,000               --        4,737,427
                  Less: Public Offering Costs                   (80,900)        (118,000)              --         (198,900)
                                                            -----------      -----------      -----------      -----------
                                    TOTAL                     4,276,527        1,525,000            1,300        5,801,527

INCREASE (DECREASE) IN CASH                                     (76,901)         528,516               --          451,615

CASH BEGINNING OF PERIOD                                        528,516               --               --               --
                                                            ===========      ===========      ===========      ===========
CASH END OF PERIOD                                              451,615          528,516               --          415,615
                                                            ===========      ===========      ===========      ===========

Supplementary Cash Flow Information
Cash Paid For:
                  Interest                                           --               --               --               --
                  Taxes                                              --               --               --               --
Stock Issuances for:
                  Services and Expenses                     $   613,318      $    99,699               --      $ 1,085,182
                  Acquisition of RateXchange                $   920,000               --               --      $   920,000
                  Commission on stock sales                 $   196,029               --               --      $   196,029
                  A1 Internet Settlement                    $   216,879               --               --      $   216,879
                  Account payable conversion                $    30,000               --               --      $    30,000



   The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1  BACKGROUND AND HISTORY

        NetAmerica.com Corporation is a consolidated group of companies including the parent corporation, NetAmerica.com Corporation (NetAmerica.com), and its subsidiaries, RateXchange, Inc. (RateXchange) and PolarCap, Inc. (PolarCap).

        NetAmerica.com (formerly Venture World, Ltd.) is a Delaware corporation organized on May 6, 1987 for the purpose of seeking out and developing any general business opportunity.

        RateXchange, a Delaware corporation organized in June 1999, is in the business of business-to-business e-commerce seeking to develop new exchange services for the telecommunications market.

        PolarCap is a California corporation organized on April 7, 1997 for the purpose of investing in and developing rights to a variety of software technologies related to multimedia, development tools and application technologies. Together, all companies are combined into NetAmerica.com Corporation, a consolidated group of corporations known in this report as the Company.

        The Company is in its planning stages for its eventual day to day business and has not generated any revenues from its planned operations. The Company is defined as a development stage company per SFAS No. 7. The Company had no operations or business before September 30, 1998. All operations since the start of the development stage, September 30, 1998, when the Company acquired PolarCap, have been reported.

NOTE 2  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Principles of Consolidation

        The consolidated financial statements include the accounts of NetAmerica.com and its subsidiaries. Collectively, these entities are referred to as the Company. All significant intercompany transactions and accounts have been eliminated.

        Cash and Cash Equivalents

        For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be equivalents.

        Nonmonetary Transactions

        Nonmonetary transactions are transactions for which no cash was exchanged and for which shares of common stock were exchanged for goods and services. These transactions are recorded at fair market value as determined by the board of directors based on the quoted price of the stock (restricted and unrestricted) at the time of the transaction.

        Earnings Per Share and Average Shares Outstanding

        Earnings (loss) per share are computed based on the weighted average method. Options and warrants on shares of common stock were not included in computing diluted earnings per share because their effects were antidilutive (2,990,000 options and 625,000 warrants).

        Concentration of Risk - Cash

        At December 31, 1999, the Company had several bank accounts, many of which exceeded the $100,000 limit of FDIC insured balances. As of the end of the year, the Company had $53,159 and $198,452 at risk to such loss.

        Deposits

        NetAmerica.com issued a letter of credit for security for the RateXchange lease (Note 10). This letter of credit is secured by a Certificate of Deposit in the amount of $103,305.

NOTE 3  INCOME TAXES

        The Company adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" in the fiscal year ended December 31, 1997 and has applied the provisions of the statement on a retroactive basis to all the previous years which resulted in no significant adjustment.

        Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" requires an asset and liability approach for financial accounting and reporting for income tax purposes. This statement recognizes (a) the amount of taxes payable or refundable for the current year and (b) deferred tax liabilities and assets for future tax consequences of events that have been recognized in the financial statements or tax returns.

        Deferred income taxes result from temporary differences in the recognition of accounting transactions for tax and financial reporting purposes. There were no temporary differences at December 31, 1999 and earlier years; accordingly, no deferred tax liabilities have been recognized for all years.

        The Company has cumulative net operating loss carryforwards over $8,000,000 at December 31, 1999. No effect has been shown in the financial statements for the net operating loss carryforwards as the likelihood of future tax benefit from such operating loss carryforwards is not presently determinable. Accordingly, the potential tax benefits of the net operating loss carryforwards, estimated based upon current tax rates at December 31, 1999 have been offset by valuation reserves in the same amount. The net operating losses begin to expire in 2007.

NOTE 4  PROPERTY AND EQUIPMENT

        The Company capitalizes purchases of long-lived assets that are expected to give benefit to the Company over the life of the asset. The Company also capitalizes improvements and costs that increase the value of or extend the life of the asset.

        Capitalized assets are depreciated over the estimated useful lives of the assets (5 to 7 years for furniture and fixtures, 3 years for computer equipment) on a straight line basis.

        Property and Equipment consists of the following:


                                                  December 31,
                                            ------------------------
                                              1999            1998
                                            ---------      ---------
        Furniture and Fixtures              $  12,323      $   7,500
        Computer Equipment and Software       173,792             --
                                            ---------      ---------
                                              186,115          7,500
        Less:  Accumulated depreciation       (10,766)          (625)
                                            =========      =========
                                            $ 175,349      $   6,875
                                            =========      =========

        Depreciation expense for the years 1999 and 1998 is $10,141 and $625, respectively.

NOTE 5  USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets, liabilities and earnings involve extensive reliance on management's estimates. Actual results could differ from those estimates.

NOTE 6  ACQUISITION OF SUBSIDIARY/GOODWILL

        On September 30, 1998, the Company purchased all of the outstanding stock of PolarCap, Inc. for 2,400,000 shares of stock. The equity of PolarCap at September 30, 1998 was $(87,310). The value of the stock was issued at $.001, for a total purchase price of $2,400. All of the assets of PolarCap were established at estimated fair market value leaving a value of $89,710 for goodwill that was to be written off over three years. By the end of 1998, the Company determined that $44,855 of the value of goodwill would be expensed in the current period based on the estimated continued value and use of PolarCap and its corporate image, operations and personnel talent. Amortization expense for 1999 was $14,952. The remaining goodwill at year end was written off.

        In the third quarter, 1999, the Company acquired Rate Exchange, Inc., a Colorado corporation, in the business of business-to-business e-commerce seeking to develop new exchange services for the telecommunications market. The Company paid $574,998 shares of common stock and $450,000 in a note. The transaction was valued at $1,395,000 ($920,000 in stock and $450,000 in a note plus out of pocket expenses of $25,000). The fair market value of Rate Exchange's assets was $(116,134) before the acquisition, creating goodwill in the amount of $1,511,135. Management elected to write off all goodwill attributed to RateXchange in 1999.

NOTE 7  ADVANCES TO AFFILIATE/BAD DEBT

        On September 30, 1999 the Company negotiated, and later terminated by mutual agreement, a purchase of 100% of the ownership of NetAmerica, Inc., subsequently renamed A1 Internet, Inc., an Internet services provider company based in Seattle, Washington. Between the time the Company agreed to purchase (September 30, 1999) and the time the termination agreement was reached (March 1999), the Company advanced $1,748,750 ($1,531,871 in cash and $216,879 in stock) which was eventually written off as bad debt. After the March agreement was reached, A1 Internet agreed to repay certain of the costs incurred prior to the termination. As part of its plan to repay the costs, A1 Internet informed the Company that it had entered into an agreement with another potential acquiror, Halo Holdings of Nevada, Inc., to sell substantially all of its assets in exchange for shares of common stock and assumption of certain liabilities, including A1 Internet's obligations to the Company. In September 1999, after further negotiations, the Company agreed with A1 Internet (aka Halo) to the following settlement:

        -       The Company retained certain rights to the name "NetAmerica,"

        - A1 Internet transferred to the Company its interest in 100,000 shares of Halo restricted stock,

        - The Company agreed to pay $85,000 of past due payroll taxes of A1 Internet from 1998, and

        - All further obligations of the Company to issue stock or options to A1 Internet were canceled.

        The 100,000 shares of Halo stock are being held by the Company at par value since the stock is restricted, the shares of Halo stock are thinly traded and Halo has little or no assets and little or no business activity.

NOTE 8  COMMON STOCK TRANSACTIONS

        All stock transactions conducted during the period for which no cash was exchanged and for which shares of stock were exchanged for assets or goods and services were recorded at fair market value of the stock as best determined by the board of directors at the time the share issuances were authorized. The Company stock had a listed price beginning December 1998.

        Common stock transactions during 1999 are as follows:

        During the fourth quarter of 1998, the board of directors approved several stock transactions that were not completed and issued until 1999:

        - 916,574 shares of stock issued for $91,657 in notes to related parties. ($0.10) (January). The board has placed restrictions on this stock so that the stock cannot be sold, traded, assigned, transferred or pledged until the Company reaches $10,000,000 in gross revenues in a one year time period.

        - 322,500 shares issued for cost reimbursements of $32,250 ($.10 per share) (January).

        The remaining stock issuances were approved and issued in 1999:

        - 758,438 shares of stock were issued for $727,342 (Net of $80,900 commissions). ($1.07) (February).

        - 3,112,500 shares of stock issued for $3,320,000 in notes to related parties and other investors. ($1.07) (March).

        - 268,500 shares of stock issued for $287,233 of legal and consulting services. ($1.07) (March).

        - 193,186 shares of stock issued for $216,879 of debt to creditors of A1 Internet. ($1.12, average) (March and May).

        - 30,000 shares of stock issued in lieu of a $30,000 outstanding note payable. ($1.00) (March).

        -       30,000 shares for services rendered of $32,000. ($1.07) (March).

        - 515,188 shares of stock issued for $1.60 per share or $628,272. (Net of $196,029 in commission paid in stock) (122,518 shares - see below) (May and June).

        - 122,518 shares issued for commissions on private placement of $1.60 per share. ($1.60 per share) (June). (netted against proceeds of sale of 515,188 shares-see above).

        - 574,998 shares of stock issued for $1.60 per share for Rate Exchange, Inc. (July).

NOTE 9  SUBSCRIPTIONS RECEIVABLE /NOTE RECEIVABLE- RELATED PARTY

        In January 1999, the Company sold 916,574 shares for $91,657 to a related party and other investors at a price of $.10 per share. (See
        Note 8 for additional restrictions placed on stock).

        In March 1999, the Company sold 3,112,500 shares to a related party and other investors in exchange for $3,320,000 in notes receivable at a price of $1.07 per share.

        Of the total subscriptions receivable/note receivable issued during the year of $3,411,157 and $300,000 issued in 1998, $1,924,126 was collected. Interest is being assessed at 6.5% and accrued interest on the subscription receivable was $150,608 at December 31, 1999.

        Subsequent to year end, the board of directors of the Company waived the interest on the purchase of 3,112,500 shares when the notes were collected in full by February 25, 2000 (originally due by March 31, 2001).

        The subscription receivables have been reclassified from the equity section to the long-term asset section for 1998 to comply with the comparative nature of the asset in 1999 as a note receivable since the collection of the receivables occurred in early 2000.

NOTE 10 COMMITMENTS AND CONTINGENCIES

        RateXchange negotiated an office lease beginning October 1999 for 36 months with the following terms:


                  Year                   Monthly Rent                  Totals
               ---------                 ------------                 --------
               1999-2000                   $ 16,325                   $195,900
               2000-2001                   $ 16,676                   $200,112
               2001-2002                   $ 17,028                   $204,336
                                                                      --------
                                                                      $600,348
                                                                      ========

        In 1999, RateXchange entered into a term sheet agreement with a vendor to provide specialized consulting and computer programming to assist in RateXchange's business plans and operations in the business-to-business e-commerce niche it was developing. The term sheet was never finalized into a formal agreement, but some services were provided, and payments were made for the services that were rendered. The term sheet provided for the vendor to receive a stock position in RateXchange of up to 10% for certain services. The Company is in discussion with the vendor concerning the 10% stock position in RateXchange because the formal agreement was never completed and the contemplated services were not fully provided. The ultimate outcome of this discussion is uncertain at this time. No adjustment has been made in the financial statements for this uncertainty.

        The Company is involved in several issues as follows:

        Gregory K. Martin v. NetAmerica., Inc. et al. In the spring of 1999, Gregory K. Martin, a former officer of both NetAmerica (Seattle)(NAI) and the Company, brought suit against the Company and others in the Superior Court of Washington (Civil Action No. 99-2-09171-OSEA). The suit related to, among other things, Mr. Martin's claims for compensation, reimbursement for business expenses, certain insurance benefits, payment of certain other obligations guaranteed by Mr. Martin (or reimbursement of payments made by him as guarantor), payment of certain tax and other obligations of a company referred to as SRG/Quantum that were purportedly assumed by NAI and the Company, issuance of options to purchase stock of the Company and other remedies relating to the terminated acquisition and other transactions. The suit was conditionally settled by an agreement dated May 22, 1999 among NAI (referred to therein as "A1"), the Company and Mr. Martin (with William Fritts undertaking certain limited obligations). Pursuant to that agreement, Mr. Martin took a voluntary non-suit, i.e. dismissed his suit without prejudice. Mr. Martin may have the ability to attempt to void the settlement pursuant to noncompliance on the part of NAI to their part of the settlement. As of December 31, 1999, the Company has fulfilled all of its current obligations under the settlement agreement.

        NAI Office Lease. The Company understands that NAI leased certain office space in Seattle pursuant to a lease agreement. The lease's identification of the party intended to be obligated as tenant may not be entirely clear. In early 1999, the Landlord asserted that the Company may be liable for NAI's obligations under that lease, although the Landlord did not clearly present its basis for that assertion. The Landlord brought suit against NAI for breach of this lease and also named the Company as a party. The Company believes that there is a remote chance that any further losses will result from this action.

        Dispute with Waave Telecommunications, Inc. The Company has asserted certain claims against Waave Telecommunications, Inc. ("Waave"). These claims arise out of (i) a three-page agreement that the Company and Waave entered into in March 1999 which contemplated the Company's acquisition of 50% of Waave's outstanding equity, and subsequent oral statements and course of conduct, and (ii) a service agreement between the Company and Waave pursuant to which Waave agreed to provide certain services to the Company and to which the Company has provided funds to Waave for those services. The Company has not made an evaluation as to the likelihood of settlement or favorable or unfavorable results from this action.

        On February 24, 2000, Concentric Network Corporation filed a lawsuit against NetAmerica, Inc., aka A1 Internet, Inc., and us in the Superior Court of California for the County of Santa Clara (CV 784335). The lawsuit involves claims for breach of contract and common counts based on A1 Internet's nonperformance in a settlement agreement between A1 Internet, Concentric and us. Concentric is asking for compensatory damages of at least $167,794, restitution, costs and attorney fees. We have issued 23,305 shares of our common stock for settlement of this dispute and we do not believe that any additional compensation will be required to resolve this lawsuit.

NOTE 11 OPTIONS/WARRANTS FOR PURCHASE OF COMMON STOCK

        Stock Option Plans - The Company has a stock incentive plan which provides for the grant of options to officers, consultants and employees to acquire shares of its common stock at a purchase price generally equal to the fair market value on the date of grant. Options generally expire five years from date of grant. The Company has also issued warrants that generally expire five years from the date of grant. A summary of activity follows:

Warrants:


                                                                1999                                 1998
                                                   -------------------------------       -------------------------------
                                                   Number of      Weighted average       Number of      Weighted-average
                                                    shares         exercise price          shares        exercise price
                                                   ---------      ----------------       ---------      ----------------
        Outstanding at beginning of year            100,000            $  2.00                 --            $    --
        Granted                                     525,000               1.69            100,000               2.00
        Exercised                                        --                 --                 --                 --
        Canceled                                         --                 --                 --                 --
                                                    -------            -------            -------            -------
        Outstanding at end of year                  625,000               1.74            100,000               2.00
                                                    =======            =======            =======            =======
        Exercisable at end of year                  625,000               1.74            100,000               2.00
                                                    =======            =======            =======            =======



Options:

                                                                1999                                 1998
                                                   -------------------------------       -------------------------------
                                                    Number of      Weighted average       Number of      Weighted-average
                                                     shares         exercise price          shares        exercise price
                                                    ---------      ----------------       ---------      ----------------
        Outstanding at beginning of year                   --            $     --            --              $    --
        Granted                                     3,050,000                2.24            --                   --
        Exercised                                          --                  --            --                   --
        Canceled                                       60,000                2.50            --                   --
                                                    ---------            --------          -------           -------
        Outstanding at end of year                  2,990,000                2.23            --                   --
                                                    =========            ========          =======           =======
        Exercisable at end of year                  1,287,500                1.96            --                   --
                                                    =========            ========          =======           =======

        As permitted by SFAS #123 "Accounting for Stock-Based Compensation," the Company has elected to account for the stock option plans under APB #25 "Accounting for Stock Issued to Employees." Accordingly, no compensation cost has been recognized for these plans when options were issued at equal to or more than fair market value.

        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the stock option plan been determined based on the fair value at the grant date consistent with SFAS #123, the Company's net earnings and earnings per share are estimated as follows:



                                                                  1999                      1998
                                                              -------------             -------------
        Net Earnings
                          As reported                         $  (7,329,280)            $  (1,116,953)
                          Pro Forma                              (8,309,779)               (1,116,953)

        Net earnings per share (basic and diluted)
                          As reported                                 (0.57)                    (0.68)
                          Pro forma                                   (0.65)                    (0.68)
                                                              =============             =============

        The fair market value of each option grant was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                 1999            1998
                                                 ----            ---
        Risk-free interest rate                  7.0%            N/A
        Dividend yield                             0%            N/A
        Volatility                               100%            N/A
        Average expected term (years)              5             N/A
                                                 ===             ===

        Employee stock options and warrants outstanding and exercisable under these plans as of December 31, 1999 were:


                                                Outstanding                                  Exercisable
                               -------------------------------------------------     ------------------------------
                                                                     Weighted
                                                  Weighted            Average                              Weighted
          Range of                                Average            Remaining                             Average
          exercise              Warrant/          Exercise          Contractual       Warrants/            Exercise
           prices               Options             Price           Life (years)      Options               Price
        -------------          ---------          --------          ------------     ---------            ---------
            $.05-$.99            275,000          $    .10              4.06           275,000            $     .10
         $1.00 -$1.99          1,155,000          $   1.58              4.16           700,000            $    1.56
        $2.00 - $2.75          2,185,000          $   2.70              4.69           937,500            $    2.65
        -------------         ----------          --------           -------         ---------            ---------
                               3,615,000                                             1,912,500
                              ==========                                             =========

        Shareholders authorized the 1999 NetAmerica.com Stock Option Plan during 1999. Total options available to employees are 3,000,000 shares. Total options and warrants issued during the year for less than fair market value were 225,000 for which the Company recognized related compensation expense of $261,835.

NOTE 12 SHORT TERM DEBT

        The Company issued a note for $450,000 for the purchase of Rate Exchange, Inc (Note 6). The notes carried an interest rate of 5%. The notes were paid in January 2000.

        During December 1999, RateXchange received $350,000 in short term loans in anticipation of a $2,000,000 bridge loan agreement. The $2 million bridge loan agreement will be used as ongoing financing of RateXchange activities. The loan will bear interest at 10% and will mature six months from the completion of the funding of the loan (completed February 2000). The loan agreement comes with warrants to purchase up to 400,000 shares of RateXchange stock at $2.40 per share (subject to adjustments and other funding objectives). The warrants are set to expire on December 31, 2002.

NOTE 13 INVESTMENT IN AFFILIATE.

        During 1999, the Company created a wholly owned subsidiary, Telenisus Corporation, a Delaware corporation, for the purpose of providing internet services to small to mid-sized corporations and telecommunications service providers. The Company funded the initial capital of Telenisus of $75,000. It subsequently loaned Telenisus additional funds to start operations. Telenisus has funded operations from its own equity and debt financing and has paid back the Company all loans except for the initial capitalization of $75,000. At the end of the year, the Company's interest in Telenisus had decreased to less than 10% ownership and the Company is showing this investment at cost.

NOTE 14 GOING CONCERN

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has negative working capital and has had recurring operating losses and is dependent upon financing to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management intends to fund RateXchange activities, according to its business plan, and emerge profitable sometime in the future.

NOTE 15 RELATED PARTY TRANSACTIONS

        During 1998, the Company entered into a consulting contract with a major shareholder that pays a monthly consulting fee plus an incentive bonus for 1) any successful acquisition of business enterprises, or 2) successful capital funding of a least $5,000,000 in 1998 or 1999. The incentive awards are $250,000 in cash, warrants to purchase 250,000 shares of common stock at $2.75, and a mergers and acquisition fee for any acquisition during 1998 or 1999. At December 31, 1999, the Company accrued $315,800 in cash incentives relating to completed financing and the value of the RateXchange acquisition.

NOTE 16 MINORITY INTEREST

        During 1999, the Company issued 10% of the outstanding shares of its subsidiary, RateXchange, to Donald Sledge, the Chief Executive Officer of RateXchange, as an incentive for employment. The shares were issued at par value, since the shares are privately owned, have no trading value, have no book value, and no voting or liquidation value based on its minority status.

NOTE 17 SUBSEQUENT EVENTS

        In February 2000, the Company anticipates another private placement for further funding of RateXchange activities.

RATEXCHANGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET



                                                                                         March 31,        December 31,
ASSETS                                                                                      2000              1999
                                                                                        ------------      ------------
                                                                                        (unaudited)
        CURRENT ASSETS
                          Cash and Cash Equivalents                                     $ 31,007,201      $    451,615
                          Interest Receivable                                                     --           150,608
                          Prepaid Expenses                                                    13,572             5,814
                          Note Receivable                                                         --         1,787,531
                                                                                        ------------      ------------
                                            TOTAL CURRENT ASSETS                          31,020,773         2,395,568

        PROPERTY & EQUIPMENT (NET) (Net of accumulated
              depreciation of $34,863 and $10,766 in 2000 and 1999)                          656,665           175,349

        OTHER ASSETS
                          Investment in Affiliate                                             75,000            75,000
                          Deposits                                                           236,386           103,305
                                                                                        ============      ============
        TOTAL ASSETS                                                                    $ 31,988,823      $  2,749,222
                                                                                        ============      ============

        LIABILITIES AND STOCKHOLDERS' EQUITY

        CURRENT LIABILITIES
                          Accounts Payable and Accrued Expenses                         $  3,076,419      $  1,639,301
                          Accrued Taxes                                                       85,000            85,000
                          Short Term Debt                                                  2,000,000           800,000
                                                                                        ------------      ------------
                                            TOTAL CURRENT LIABILITIES                      5,161,419         2,524,301

        STOCKHOLDERS' EQUITY
                          Common Stock, $.0001 par value; 300,000,000 shares
                          authorized; issued and outstanding; 17,019,651 shares and
                          14,087,425 shares                                                    1,702             1,409
                          Capital in Excess of Par Value                                  46,591,823         8,891,088
                          Retained (Deficit) Accumulated Since Inception                 (19,766,121)       (8,667,576)
                                                                                        ------------      ------------
                          Total stockholders' equity                                      26,827,404           224,921
                                                                                        ------------      ------------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $ 31,988,823      $  2,749,222
                                                                                        ============      ============

RATEXCHANGE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF INCOME



                                                                                            Beginning of
                                                                                         Development Stage
                                                                                          September 30, 1998
                                                        Three Months ended March 31       through March 31,
                                                          2000              1999                 2000
                                                      ------------      ------------     -------------------
REVENUE                                               $         --      $         --         $         --

EXPENSES
Selling, General & Administrative                        3,392,862           960,696            8,353,817
Compensation Expense - below market option grants        7,566,083                --            7,827,918
Bad Debt                                                        --                --            1,748,750
Depreciation and Amortization                               24,097             4,363               53,553
Loss from write down of Goodwill                                --                --            1,582,155
                                                      ------------      ------------         ------------

                  TOTAL EXPENSES                        10,983,042           965,059           19,566,193

OTHER INCOME (Expenses)

Interest Income                                             57,367             5,589              210,857
Interest Expense                                          (150,896)               --             (174,688)
Other Income                                                 1,500                --                1,720
Loss Allocated to Minority Interest                             --                --                7,000
                                                      ------------      ------------         ------------
Income (Loss) Before Taxes                             (11,075,071)         (959,470)         (19,521,304)

Taxes                                                           --                --                   --
                                                      ------------      ------------         ------------
INCOME (LOSS)                                         $(11,075,071)     $   (959,470)        $(19,521,304)
                                                      ============      ============         ============

Loss Per Common Share
                  Basic                               $      (0.75)     $      (0.10)
                                                      ============      ============
                  Fully Diluted                       $      (0.75)     $      (0.10)
                                                      ============      ============
Weighted Average Number of Shares                       14,820,000         9,244,000
                                                      ============      ============

RATEXCHANGE CORPORATION AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS



                                                                                                           From the Beginning of
                                                                                                           Development Stage on
                                                                          For the Three Months Ended       September 30, 1998 to
                                                                                   March 31,                     March 31,
                                                                            2000              1999                 2000
                                                                        ------------      ------------     ---------------------
CASH FLOWS FROM OPERATING ACTIVITIES
         Net (Loss)                                                     $(11,075,071)     $   (959,470)        $(19,521,304)
         Adjustments to Reconcile Net Income to Net Cash
         Provided by Operating Activities:
                  Depreciation and Amortization                               24,097             4,363               53,553
                  Bad Debt                                                        --                --            1,748,750
                  Stock Option Grants Below Fair Market Value              7,566,083                --            7,827,918
                  Write Off of Goodwill                                           --                --            1,582,155
                  Stock for Services/Expenses                                     --                --              702,244
                  Stock for Interest                                              --                --               10,773
                  Stock for Accounts Payable conversion                           --                --              (30,000)
                  (Increase) Decrease in Accounts Receivable
                  and Other Advances                                         142,850          (750,996)            (933,472)
                  Increase (Decrease) in Accounts Payable
                  and Accrued Expenses                                     1,672,960            41,478            3,062,438
                                                                        ------------      ------------         ------------
                                    TOTAL                                 (1,669,081)       (1,664,625)          (5,496,945)

CASH FLOWS FROM INVESTING ACTIVITIES
                  Purchase of RateXchange                                         --                --             (450,000)
                  Payment for Purchase of Equipment                         (505,413)               --             (673,735)
                  Payment for Deposits                                      (133,080)               --             (236,385)
                  Cash Purchased by Stock Acquisition of Subsidiary               --                --              (78,550)
                  Advances to Affiliates                                          --                --             (721,871)
                                                                        ------------      ------------         ------------
                                    TOTAL                                   (638,493)               --           (2,160,541)

CASH FLOWS FROM FINANCING ACTIVITIES
                  Loans and Other Debt (Net)                               1,200,000           (30,000)           2,463,000
                  Net Proceeds from Stock Sales                           30,135,000         1,425,450           34,673,527
                  Proceeds from Payment of Note Receivable                 1,528,160                              1,528,160
                                                                        ------------      ------------         ------------
                                    TOTAL                                 32,863,160         1,395,450           38,664,687

INCREASE (DECREASE) IN CASH                                               30,555,586          (269,175)          31,007,200

CASH BEGINNING OF PERIOD                                                     451,615           528,516
                                                                        ============      ============         ============
CASH END OF PERIOD                                                      $ 31,007,200      $    259,341         $ 31,007,200
                                                                        ============      ============         ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1  INTERIM FINANCIAL STATEMENTS AND BACKGROUND AND HISTORY

        The interim financial statements presented herein are unaudited and have been prepared in accordance with the instructions to Form 10-Q. These statements should be read in conjunction with financial statements and notes thereto included in our annual report on Form 10-K for the year ended December 31, 1999. The accompanying financial statements have not been examined by independent accountants in accordance with generally accepted auditing standards, but in the opinion of management such financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to summarize fairly our financial position, results of operations, and cash flows. The results of operations and cash flows for the three months ended March 31, 2000 may not be indicative of the results that may be expected for the year ended December 31, 2000.

        RateXchange Corporation (the Company) is a consolidated group of companies including the parent corporation, RateXchange Corporation (RateXchange Corp.), and its subsidiaries, RateXchange I, Inc. and PolarCap, Inc. (PolarCap).

        RateXchange Corp. (formerly NetAmerica.com Corporation) is a Delaware corporation organized on May 6, 1987 for the purpose of seeking out and developing any general business opportunity. On February 7, 2000, the Company announced its intention to change its name to RateXchange Corporation and to focus its efforts on the business of RateXchange I, Inc. The name change was approved by the shareholders on April 20, 2000.

        RateXchange I, Inc., a Delaware corporation organized in June 1999, is in the business of business-to-business e-commerce seeking to develop new exchange services for the telecommunications market.

        The Company is in its planning stages for its eventual day to day business and has not generated any revenues from its planned operations. The Company is defined as a development stage company per SFAS No. 7. All operations since the start of the development stage, September 30, 1998, when the Company acquired PolarCap, have been reported.

NOTE 2  PRIVATE PLACEMENT

        In March 2000, the Company completed a private placement offering in which it sold 2,733,329 shares of restricted common stock plus warrants to purchase 1,366,673 shares of its common stock at an exercise price of $14.40 per share. The warrants are immediately exercisable and expire in three years. After deducting $2,665,000 for costs associated with the offering the Company received $30,135,000.

NOTE 3  EARNINGS PER SHARE AND AVERAGE SHARES OUTSTANDING

        Earnings (loss) per share are computed based on the weighted average method. Options and warrants on shares of common stock were not included in computing diluted earnings per share because their effects were antidilutive (7,105,000 options and 2,596,293 warrants).

NOTE 4  COMMITMENTS AND CONTINGENCIES

        In 1999, RateXchange I, Inc. entered into a term sheet agreement with a vendor to provide specialized consulting and computer programming to assist in RateXchange I, Inc.'s business plans and operations in the business-to-business e-commerce niche it was developing. The term sheet was never finalized into a formal agreement, but some services were provided, and payments were made for the services that were rendered. The term sheet provided for the vendor to receive a stock position in RateXchange I, Inc. of up to 10% for certain services. The Company is in discussion with the vendor concerning the 10% stock position in RateXchange I, Inc. because the formal agreement was never completed and the contemplated services were not fully provided. The ultimate outcome of this discussion is uncertain at this time. No adjustment has been made in the financial statements for this uncertainty.

        The Company is involved in several issues as follows:

        Gregory K. Martin v. NetAmerica., Inc. et al. In the spring of 1999, Gregory K. Martin, a former officer of both NetAmerica, Inc. (Seattle)(NAI) and the Company, brought suit against the Company and others in the Superior Court of Washington (Civil Action No. 99-2-09171-OSEA). The suit related to, among other things, Mr. Martin's claims for compensation, reimbursement for business expenses, certain insurance benefits, payment of certain other obligations guaranteed by Mr. Martin (or reimbursement of payments made by him as guarantor), payment of certain tax and other obligations of a company referred to as SRG/Quantum that were purportedly assumed by NAI and the Company, issuance of options to purchase stock of the Company and other remedies relating to the terminated acquisition and other transactions. The suit was conditionally settled by an agreement dated May 22, 1999 among NAI, the Company and Mr. Martin (with William Fritts undertaking certain limited obligations). Pursuant to that agreement, Mr. Martin filed a voluntary non-suit, i.e. dismissed his suit without prejudice. Mr. Martin may have the ability to attempt to void the settlement pursuant to noncompliance on the part of NAI to their part of the settlement. As of March 31, 2000, the Company has fulfilled all of its current obligations under the settlement agreement.

        NAI Office Lease. The Company understands that NAI leased certain office space in Seattle pursuant to a lease agreement. The lease's identification of the party intended to be obligated as tenant may not be entirely clear. In early 1999, the Landlord asserted that the Company may be liable for NAI's obligations under that lease, although the Landlord did not clearly present its basis for that assertion. The Landlord brought suit against NAI for breach of this lease and also named the Company as a party. The Company believes that there is a remote chance that any further losses will result from this action.

        Dispute with Waave Telecommunications, Inc. On February 3, 2000, the Company filed a lawsuit against Waave Telecommunications, Inc. in the San Francisco County Superior Court (Case No. 309608). Other defendants named in the lawsuit include Robert W. Ingraham, Gran Columbia Resources, Inc. (aka Waave Telecommunications, Inc.) and Does One through Fifty. The case has recently been transferred to Sacramento County Superior Court. The lawsuit involves claims for breach of contract, promissory estoppel, fraud and deceit, intentional interference with a contract and prospective economic advantage, and unfair and unlawful business practices. The Company is seeking in excess of $1 million in compensatory damages, exemplary damages, interest and attorneys fees. The Company has not made an evaluation as to the likelihood of settlement or favorable or unfavorable results from this action.

        On February 24, 2000, Concentric Network Corporation filed a lawsuit against NetAmerica, Inc., aka A1 Internet, Inc., and the Company in the Superior Court of California for the County of Santa Clara (CV 784335). The lawsuit involves claims for breach of contract and common counts based on A1 Internet's nonperformance in a service agreement between A1 Internet and Concentric. Concentric is asking for compensatory damages of at least $167,794, restitution, costs and attorney fees. The matter is currently pending in Superior Court and will soon proceed to arbitration.

NOTE 5  OPTIONS FOR PURCHASE OF COMMON STOCK

        Shareholders authorized the 1999 Stock Option Plan during 1999. Shareholders authorized the 2000 Stock Option Plan on April 20, 2000. Options to purchase a total of 8,000,000 shares are authorized for issuance under these plans.

        On February 24, 2000, the Board authorized additional options to purchase 4,290,000 shares outside of either plan at a strike price of $7.00. The closing stock price on February 24, 2000 was $12.00. Of these options, 837,500 vested immediately. A further 400,000 vested in the first quarter upon meeting a vesting provision that the Company's stock price trade over $20 for ten consecutive days. The remaining options vest over periods of between one and four years. Total options issued during the quarter for less than fair market value were 4,215,000 for which the Company recognized related compensation expense of $7,566,083, of this amount $6,806,250 related to those options that vested during the first quarter. None of the options that vested in the first quarter have been exercised.

NOTE 6  SHORT TERM DEBT


        In January 2000, RateXchange I, Inc. closed a $2,000,000 convertible note offering (the "Notes"). The Notes were convertible into RateXchange I, Inc. common stock at a price per share to be determined in an anticipated subsequent financing of RateXchange I, Inc.

        As a result of the Company's new business strategy, the Company offered to such note holders the right to convert their Notes into RateXchange Corp. common stock at an exchange rate of $5.00 per share. In addition, the Company agreed to issue such holders an aggregate of 500,000 warrants to purchase common stock at $5.00 per share. Any note holders who decline this offer will be entitled to rescind their original investment and receive their principal back in full, including accrued interest. As of March 31, 2000, no conversions have occurred.

NOTE 7  GOING CONCERN

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has had recurring operating losses and is dependent upon financing to continue operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Management intends to fund RateXchange Corp. activities, according to its business plan, and emerge profitable sometime in the future.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses payable by us in connection with the sale of securities being registered. All amounts are estimated except the SEC registration fee.



            SEC registration fee ...............................     $16,676
            Legal fees and expenses ............................      35,000
            Printing fee .......................................       2,000
            Accounting fees and expenses .......................      15,000
            Transfer Agent fees and expenses ...................       2,000
            Miscellaneous ......................................       2,000
                                                                     -------
            TOTAL ..............................................     $72,676
                                                                     =======



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Delaware General Corporate Code Section 145 provides for indemnification of directors and officers in terms sufficiently broad to permit such indemnification, under certain circumstances, for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. In addition, Delaware Code provides that a corporation may purchase and maintain insurance on behalf of an officer or director against liability incurred by the officer or director as an officer or director.


        Our Bylaws and Certificate of Incorporation require that we indemnify our directors and officers to the fullest extent allowed under Delaware law. Our Bylaws also provide that we may purchase and maintain insurance on behalf of our officers and directors against any liability asserted against them as officers and directors. Currently, we carry directors and officers liability insurance which may insure against officer or director liability arising under the Securities Act.

        In addition, we have agreed to indemnify certain selling stockholders, as well as certain affiliated parties, against specific liabilities, including liabilities under the Securities Act, in connection with this offering. Those selling stockholders we have agreed to indemnify have agreed to indemnify us and our directors and officers, as well as any person that controls us, against specific liabilities, including liabilities under the Securities Act.

        Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling RateXchange pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


         UNREGISTERED EQUITY SECURITIES SOLD DURING 1997 TO THE PRESENT



        - In September 1998, we exchanged 2,400,000 shares of our common stock, valued at $2,400, for all outstanding shares of PolarCap, Inc. We issued these shares to accredited investors pursuant to
                Section 4(2) of the Securities Act.

        - In October 1998, we exchanged 1,000,000 shares of our common stock, valued at $1,000, for services provided by several employees and/or consultants who were also accredited investors. We issued these shares pursuant to the exemption provided by
                Section 4(2) of the Securities Act.

        - From September through December 1998, we issued 1,399,773 shares of our common stock to various accredited investors in exchange for $474,699 in notes previously issued by us and held by these investors. We issued these securities pursuant to Section 4(2) of the Securities Act.

        - In December 1998, we exchanged 87,000 shares of our common stock, valued at $87,000, for services provided by employees and/or consultants who were also accredited investors. We relied upon the exemption provided by Securities Act Section 4(2).

        - In December 1998, we issued 1,050,000 shares of our common stock to various related parties in exchange for $300,000 in notes previously issued by us and held by these parties. Because these related parties were accredited investors, we relied upon the exemption provided by Section 4(2) of the Securities Act.

        - In January 1999, we issued to certain related parties 916,574 shares of our common stock for $91,657 in notes. We issued the shares to accredited investors in reliance upon Section 4(2) of the 1933 Act.

        - In January 1999, we issued to certain services providers 322,500 shares of our common stock for cost reimbursement. The costs were valued at $32,250. We issued the shares to accredited investors in reliance upon Section 4(2) of the 1933 Act.

        - In a private placement conducted between November 1998 and March 1999, we issued to certain private placement investors and related parties a total of 1,864,688 shares of our common stock for cash and 3,112,500 shares of common stock for notes at an effective purchase price of $1.07 per share ($5,115,100 net). We issued the shares to accredited investors in reliance upon
                Section 4(2) of the 1933 Act.

        - In March 1999, we issued to certain services providers 268,500 shares of our common stock for services. The services were valued at $287,233. We issued the shares to accredited investors in reliance upon Section 4(2) of the 1933 Act.

        - Between March and May 1999, we issued to A1 Internet creditors 193,186 shares of our common stock to settle and discharge obligations owed by A1 Internet to creditors. These obligations totaled $216,879. We issued the shares to accredited investors in reliance upon Section 4(2) of the 1933 Act.

        - In March 1999, we issued to certain service providers 30,000 shares of our common stock for services valued at $32,000. We issued the shares to accredited investors in reliance upon
                Section 4(2) of the 1933 Act.

        - In March 1999, we issued to certain services providers 30,000 shares of our common stock for $30,000 in notes. We issued the shares to accredited investors in reliance upon Section 4(2) of the 1933 Act.

        - In a private placement conducted between May and June 1999, we issued to certain private placement investors a total of 515,188 shares of our common stock for cash at a price of $1.60 per share ($628,272 net). We issued an additional 122,518 shares (valued at $196,029) of our common stock as commissions in this private placement. We issued the shares to accredited investors in reliance upon Section 4(2) of the 1933 Act.

        - On July 6, 1999, we issued 574,998 shares ($920,000 aggregate) of our common stock to the shareholders of Rate Exchange I, Inc. to acquire all of the outstanding stock of Rate Exchange, Inc. We issued the shares to accredited investors in reliance upon
                Section 4(2) of the 1933 Act.

        - Between December 1998 and November 1999, we granted to our employees, officers, directors, consultants and advisors a total of 2,990,000 options and 625,000 warrants to purchase shares of our common stock at exercise prices ranging from $.05 to $2.75. We issued the shares in reliance upon Rule 506 of Regulation D and Section 4(2) of the 1933 Act.

        - In February 2000, we granted to our employees, officers, directors, consultants and advisors options to purchase 4,215,000 shares of our restricted common stock at an exercise price of $7 per share. The options are exercisable pursuant to a vesting schedule and they expire on February 24, 2005. We issued the shares in reliance upon Rule 506 of Regulation D and Section 4(2) of the 1933 Act.


        - Between February and March 2000, we sold to certain private placement investors 2,733,329 shares of our restricted common stock plus warrants to purchase 1,366,673 shares of our common stock at an exercise price of $14.40 per share. The warrants are immediately exercisable and expire in three years. After deducting $2,665,000 for expenses related to the offering, we received $30,135,000. We issued the shares to accredited investors only in reliance upon Rule 506 of Regulation D of the 1933 Act.


        - Between February and March 2000, we issued to various services providers additional warrants to purchase 804,620 shares of our common stock in exchange for services. The exercise prices of the warrants range from $5.00 to $14.40 per share and the warrants expire between 2003 and 2005. We issued the warrants to accredited investors only in reliance upon either Rule 506 of Regulation D or Section 4(2) of the 1933 Act.



        - In April 2000, we issued 116,522 shares of our restricted common stock to certain warrant holders upon such warrant holders' cashless exercise of certain of our warrants. We issued the shares to accredited investors only in reliance upon Section 4(2) of the 1933 Act.



        - In July 2000, certain of our subsidiary's bridge note holders converted their bridge notes into 275,000 shares of our restricted common stock at an exchange rate of $5 per share plus warrants to purchase 343,750 shares of our restricted common stock at an exercise price of $5 per share. All of the bridge note holders were accredited investors. We converted the notes in reliance upon Rule 506 of Regulation D and Section 4(2) of the 1933 Act.


ITEM 16. EXHIBITS.

(a) The following exhibits are filed herewith:


3.1 Certificate of Incorporation for RateXchange Corporation, as amended, filed with the Form S-1 dated May 12, 2000, incorporated herein by reference.

3.2        Amended and Restated Bylaws, filed with the September 30, 1999, Form
           10-Q, incorporated herein by reference.

4.1        Form of Warrant Agreement, filed with the Form 10-K dated December
           31, 1999, incorporated herein by reference.

4.2        Form of Convertible Promissory Note between RateXchange, Inc. and
           Investors, filed with the Form 10-K dated December 31, 1999, incorporated herein by reference.

4.3 Form of Option Agreement, filed with the Proxy Statement for the Annual Meeting of Shareholders on December 16, 1999, incorporated herein by reference.

5.1        Opinion of Snell & Wilmer, L.L.P.

10.1       Agreement and Plan of Merger between NetAmerica.com Corporation and
           Rate Exchange, Inc., dated June 1, 1999, filed with the Form 10-Q dated September 30, 1999, incorporated herein by reference.

10.2       Acquisition Agreement between NetAmerica.com Corporation and
           PolarCap, Inc., filed with the Form 8-K dated September 22, 1998, incorporated herein by reference.

10.3 Form of Severance Agreement between NetAmerica.com Corporation and each of Douglas Cole and Edward Mooney, filed with the Form 10-K dated December 31, 1999, incorporated herein by reference.

10.4 Employment Agreement between RateXchange, Inc. and Donald H. Sledge, filed with the Form 10-Q dated September 30, 1999, incorporated herein by reference.

10.5       Form of Employment Agreement between RateXchange, Inc. and each of
           Philip Rice, Ross Mayfield and Paul Wescott, filed with the Form 10-K dated December 31, 1999, incorporated herein by reference.

10.6       Master Equipment Lease Agreement dated March 16, 2000.

21.1 List of Subsidiaries of RateXchange Corporation, filed with the Form S-1 dated May 12, 2000, incorporated herein by reference.

23.1       Consent of Crouch, Bierwolf & Chisholm.

23.2       Consent of Snell & Wilmer, L.L.P. (included in Exhibit 5.1).

24.1       Power of Attorney (included on signature page).


ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
        Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on the 25th day of July, 2000.




                                   RATEXCHANGE CORPORATION


                                   By:    /s/ DONALD H. SLEDGE
                                      -----------------------------------------
                                      DONALD H. SLEDGE, CHIEF EXECUTIVE OFFICER




                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald Sledge and Philip Rice, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


            SIGNATURE                                          TITLE                                         DATE
            ---------                                          -----                                         ----
 /s/ DONALD H. SLEDGE                    Chief Executive Officer, Chairman and Director                   July 25, 2000
-----------------------------------
        DONALD H. SLEDGE

 /s/ PHILIP RICE                         Executive Vice President and Chief Financial Officer             July 25, 2000
-----------------------------------
           PHILIP RICE

                *                         Director                                                        July 25, 2000
-----------------------------------
       CHRISTOPHER J. VIZAS

                *                         Director                                                        July 25, 2000
-----------------------------------
       D. JONATHAN MERRIMAN


                *                         Director                                                        July 25, 2000
-----------------------------------
        RONALD E. SPEARS


  /s/ GORDON HUTCHINS, JR.                Director                                                        July 25, 2000
 -----------------------------------
        GORDON HUTCHINS, JR.

  /s/ PHILIP RICE                         Director                                                        July 25, 2000
 -----------------------------------
              PHILIP RICE
          * Attorney-in-Fact


                                  EXHIBIT INDEX



Exhibit No.
-----------
3.1             Certificate of Incorporation for RateXchange Corporation, as
                amended, filed with the Form S-1 dated May 12, 2000,
                incorporated herein by reference.

3.2             Amended and Restated Bylaws, filed with the September 30, 1999,
                Form 10-Q, incorporated herein by reference.

4.1             Form of Warrant Agreement, filed with the Form 10-K dated
                December 31, 1999, incorporated herein by reference.

4.2             Form of Convertible Promissory Note between RateXchange, Inc.
                and Investors, filed with the Form 10-K dated December 31, 1999, incorporated herein by reference.

4.3 Form of Option Agreement, filed with the Proxy Statement for the Annual Meeting of Shareholders on December 16, 1999, incorporated herein by reference.

5.1             Opinion of Snell & Wilmer, L.L.P.

10.1 Agreement and Plan of Merger between NetAmerica.com Corporation and Rate Exchange, Inc., dated June 1, 1999, filed with the Form
                10-Q dated September 30, 1999, incorporated herein by reference.

10.2            Acquisition Agreement between NetAmerica.com Corporation and
                PolarCap, Inc., filed with the Form 8-K dated September 22,
                1998, incorporated herein by reference.

10.3 Form of Severance Agreement between NetAmerica.com Corporation and each of Douglas Cole and Edward Mooney, filed with the Form
                10-K dated December 31, 1999, incorporated herein by reference.

10.4            Employment Agreement between RateXchange, Inc. and Donald H.
                Sledge, filed with the Form 10-Q dated September 30, 1999, incorporated herein by reference.

10.5 Form of Employment Agreement between RateXchange, Inc. and each of Philip Rice, Ross Mayfield and Paul Wescott, filed with the
                Form 10-K dated December 31, 1999, incorporated herein by reference.

10.6            Master Equipment Lease Agreement dated March 16, 2000.

21.1 List of Subsidiaries of RateXchange Corporation, filed with the Form S-1 dated May 12, 2000, incorporated herein by reference.

23.1            Consent of Crouch, Bierwolf & Chisholm.

23.2            Consent of Snell & Wilmer, L.L.P. (included in Exhibit 5.1).

24.1            Power of Attorney (included on signature page).